                                                                   Exhibit 10.12



                                 LOAN AGREEMENT

                                   dated as of

                                   May 2, 2000


                                      among

                    FORMUS COMMUNICATIONS, INC., as Borrower


                           THE GUARANTORS party hereto

                            THE LENDERS party hereto


                                       and


                            DLJ BRIDGE FINANCE, INC.,
                                    as Agent


                          DLJ BRIDGE FINANCE, INC. and
                           SALOMON SMITH BARNEY INC.,
                      as Joint Lead Advisors and Arrangers
                            and Book Running Managers

                           CREDIT SUISSE FIRST BOSTON,
                          as Co-Arranger and Co-Manager

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
SECTION  1.       DEFINITIONS...................................................................   1
         1.1      Certain Defined Terms.........................................................   1
         1.2      Accounting Terms..............................................................   33
         1.3      Other Definitional Provisions; Anniversaries..................................   33

SECTION  2.       AMOUNT AND TERMS OF COMMITMENT AND LOANS; NOTES...............................   33
         2.1      Loans and Note................................................................   33
         2.2      Interest on the Loans.........................................................   34
         2.3      Fees..........................................................................   34
         2.4      Prepayments and Payments......................................................   37
         2.5      Use of Proceeds...............................................................   40

SECTION  3.       CONDITIONS....................................................................   41
         3.1      Conditions to Loans...........................................................   41

SECTION  4.       REPRESENTATIONS AND WARRANTIES................................................   48
         4.1      Organization and Good Standing................................................   48
         4.2      Authorization and Power.......................................................   48
         4.3      No Conflicts or Consents......................................................   48
         4.4      Enforceable Obligations.......................................................   49
         4.5      Properties; Liens.............................................................   49
         4.6      Financial Condition...........................................................   49
         4.7      Full Disclosure...............................................................   48
         4.8      No Default....................................................................   48
         4.9      Compliance with Contracts, Etc................................................   48
         4.10     No Litigation.................................................................   49
         4.11     Use of Proceeds; Margin Stock, Etc............................................   49
         4.12     Taxes.........................................................................   49
         4.13     ERISA.........................................................................   49
         4.14     Government Regulation.........................................................   50
         4.15     Capital Structure and Subsidiaries............................................   50
         4.16     Intellectual Property.........................................................   51
         4.17     Environmental Matters.........................................................   51
         4.18     Permits.......................................................................   58

         4.19     Insurance.....................................................................   59
         4.20     Labor Matters.................................................................   59
         4.21     Guarantees....................................................................   59
         4.22     Broker's or Finder's Fees.....................................................   60
         4.23     Operation of Business.........................................................   60

SECTION  4A.      REPRESENTATIONS AND WARRANTIES OF THE LENDERS
         4A.1     Accredited Investor...........................................................   61
         4A.2     Knowledge and Experience......................................................   61
         4A.3     Source of Funds...............................................................   61

SECTION  5.       AFFIRMATIVE COVENANTS.........................................................   62
         5.1      Financial Statements and Other Reports........................................   62
         5.2      Corporate Existence, Etc......................................................   65
         5.3      Payment of Taxes and Claims; Tax Consolidation................................   65
         5.4      Maintenance of Properties; Insurance..........................................   66
         5.5      Inspection....................................................................   66
         5.6      Equal Security for Loans and Notes............................................   66
         5.7      Compliance with Laws, Etc.....................................................   67
         5.8      Maintenance of Accurate Records, Etc..........................................   67
         5.9      Permits.......................................................................   67
         5.10     Permanent Financing...........................................................   67
         5.11     ERISA Compliance..............................................................   68
         5.12     Additional Guarantors  .......................................................   69
         5.13     Execution of Collateral Documents After the Closing Date. ....................   69
         5.14     Abrared S.A. .................................................................   69
         5.15     Delivery of Local Counsel Opinions After the Closing Date. ...................   69

SECTION  6.       NEGATIVE COVENANTS............................................................   70
         6.1      Indebtedness..................................................................   70
         6.2      Liens.........................................................................   73
         6.3      Restricted Payments...........................................................   74
         6.4      Restriction on Fundamental Changes............................................   75
         6.5      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries..   76
         6.6      Transactions with Shareholders and Affiliates.................................   76
         6.7      Business Activities...........................................................   78
         6.8      Amendments to Charter Documents...............................................   78
         6.9      Asset Sales...................................................................   78

SECTION  7.       EVENTS OF DEFAULT.............................................................   79
         7.1      Failure To Make Payments When Due.............................................   79
         7.2      Default in Other Agreements...................................................   72
         7.3      Breach of Certain Covenants...................................................   79
         7.4      Breach of Warranty............................................................   80
         7.5      Other Defaults Under This Agreement or Loan Documents.........................   80
         7.6      Involuntary Bankruptcy; Appointment of Custodian, Etc.........................   80
         7.7      Voluntary Bankruptcy; Appointment of Custodian, Etc...........................   81
         7.8      Judgments and Attachments.....................................................   81
         7.9      Dissolution...................................................................   81
         7.10     Guarantee.....................................................................   81
         7.11     Default Under Engagement Letter or in Payment of Fees.........................   82
         7.12     Material Contracts and Permits................................................   82
         7.13     Liens.........................................................................   82
         7.14     ERISA Event...................................................................   82
         7.15     Change of Control.............................................................   82

SECTION  8.       THE AGENT.....................................................................   84
         8.1      Appointment...................................................................   84
         8.2      Delegation of Duties..........................................................   85
         8.3      Exculpatory Provisions........................................................   85
         8.4      Reliance by Agent.............................................................   85
         8.5      Notice of Default.............................................................   86
         8.7      Indemnification...............................................................   86
         8.8      Agent in Its Individual Capacity..............................................   87
         8.9      Resignation of the Agent; Successor Agent.....................................   87

SECTION  9.       GUARANTEE.....................................................................   88
         9.1      Unconditional Guarantee.......................................................   88
         9.2      Severability..................................................................   89
         9.3      Release of a Guarantor........................................................   89
         9.4      Limitation of Guarantor's Liability...........................................   90
         9.5      Contribution..................................................................   90
         9.6      Waiver of Subrogation.........................................................   90
         9.7      Waiver of Stay, Extension or Usury Laws.......................................   91

SECTION  10.      MISCELLANEOUS.................................................................   91
         10.1     Representation of the Lenders.................................................   91

         10.2     Participations in and Assignments of Loans and Note...........................   91
         10.3     Expenses......................................................................   94
         10.4     Indemnity.....................................................................   94
         10.5     Setoff........................................................................   95
         10.6     Amendments and Waivers........................................................   96
         10.7     Independence of Covenants.....................................................   97
         10.8     Entirety......................................................................   97
         10.9     Notices.......................................................................   97
         10.10    Survival of Warranties and Certain Agreements.................................   97
         10.11    Failure or Indulgence Not Waiver; Remedies Cumulative.........................   98
         10.12    Severability..................................................................   98
         10.13    Headings......................................................................   98
         10.14    Applicable Law................................................................   98
         10.15    Successors and Assigns; Subsequent Holders of Notes...........................   98
         10.16    Counterparts; Effectiveness...................................................   99
         10.17    Consent to Jurisdiction; Venue; Waiver of Jury Trial..........................   99
         10.18    Payments Pro Rata.............................................................  101
         10.19    Taxes.........................................................................  102
         10.20    Waiver of Stay, Extension or Usury Laws.......................................  103
         10.21    Requirements of Law...........................................................  103
         10.22    Confidentiality...............................................................  104
         10.23    Register......................................................................  104

SCHEDULES:
----------

Schedule A        Subsidiaries
Schedule B        Existing Indebtedness
Schedule C        Environmental Matters
Schedule D        Existing Liens
Schedule E        Litigation
Schedule F        ERISA
Schedule G        Existing Investments
Schedule H        Intellectual Property
Schedule I        Permits
Schedule J        Broker's Fees
Schedule K        Financial Matters
Schedule L        Taxes
Schedule M        Dividends

EXHIBITS:
---------

Exhibit I         Form of Note
Exhibit II        Form of Pledge Agreement
Exhibit III       Form of Compliance Certificate
Exhibit IV        Form of Notice of Borrowing
Exhibit V         Form of Opinion of Holme Roberts & Owen LLP - Counsel for the
                  Company and the Guarantors
Exhibit VI        Form of Opinion of Local Counsel for the Company and the
                  Guarantors
Exhibit VII       Form of Joinder to Guarantee

                  THIS LOAN AGREEMENT (this "Agreement") is dated as of May 2, 2000, and entered into by and among FORMUS COMMUNICATIONS, INC., a Delaware corporation (the "Company"), the Guarantors named on the signature pages hereto and any Persons that become Guarantors in accordance with Section 5.12 (the "Guarantors"), the Lenders named on the signature pages hereto and any Persons that become Lenders in accordance with Section 10.2(a) (the "Lenders"), and DLJ BRIDGE FINANCE, INC. ("DLJ Bridge"), as agent for the Lenders (together with its successors in such capacity, the "Agent").


                                    RECITALS

                  WHEREAS, the Company desires that the Lenders extend a senior secured credit facility to the Company on the terms and conditions contained herein;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:


SECTION 1.        DEFINITIONS

                  1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

                  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition.

                  "Additional Loans" has the meaning ascribed to such term in
Section 2.2(a)(ii).

                  "Adjusted Net Assets" has the meaning provided in Section 9.5.

                  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.

                  "Affiliate Transaction" has the meaning ascribed to such term in Section 6.6.

                  "Agent" has the meaning ascribed to such term in the introduction to this Agreement.

                  "Agent's Office" shall mean the office of the Agent set forth below its signature hereto and, upon the appointment of a successor Agent pursuant to Section 8.9 such address as shall be provided by such successor Agent, or in either case such office as the Agent from time to time may designate.

                  "Agreement" means this Loan Agreement dated as of May 2, 2000, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

                  "Amount of Unfunded Benefit Liabilities" means, with respect to any Pension Plan, (a) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (b) otherwise, the excess of (i) the greater of the current liability (as defined in Section 412(l)(7) of the Internal Revenue Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (ii) the market value of the assets of such Pension Plan.

                  "Applicable Rate" means, for each Interest Period, (a) the greater of: (i) the LIBOR Rate in effect on the Interest Rate Determination Date for such Interest Period, plus 675 basis points; (ii) the U.S. Treasury Rate in effect on the Interest Rate Determination Date for such Interest Period, plus 677 basis points; (iii) the DLJ High Yield Index Rate in effect on the Interest Rate Determination Date for such Interest Period, plus 91 basis points; or (iv) in the case of each Interest Period commencing subsequent to the expiration of the Initial Interest Period, the Applicable Rate for the immediately prior Interest Period; plus (b) in the case of the second Interest Period and each Interest Period thereafter, an amount equal to the product of 50 basis points times the number of Interest Periods elapsed since the expiration of the Initial Interest Period.

                  "Arrangers" means, collectively, the Co-Arranger and the Bridge Arrangers.

                  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction and any merger or consolidation) to any Person other than the Company or a Wholly Owned Subsidiary of (a) any Capital Stock of any Subsidiary; or (b) any other property or assets of the Company or any Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) dispositions of used, surplus or worn out equipment in the ordinary course of business, (ii) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000 (or the equivalent amount in any other currency), or (iii) a disposition consisting of a Restricted Payment permitted under Section 6.3 hereof.

                  "Auditors" means either (a) a "Big 5" accounting firm or (b) an internationally recognized firm of independent public accountants selected by the Company and reasonably satisfactory to the Required Lenders.

                  "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the Law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

                  "Bankruptcy Order" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

                  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee of that Board.


                  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Agent.

                  "Bridge Arrangers" means DLJ Bridge and SSB.

                  "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close, and (ii) with respect to all notices and determinations in connection with the LIBOR Rate, any day that is a Business Day described in clause (i) above and that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

                  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than 180 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

(iv) certificates of deposit or bankers' acceptances maturing within 180 days from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above; and (vii) in the case of any Foreign Subsidiary, investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

                  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") or to any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement);
(ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Agreement); (iii) any Person or Group (other than the Permitted Holder(s)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; (iv) the replacement of a majority of the directors on the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; (v) the Company shall cease to own 100% of the Capital Stock of FII; or (vi) the Permitted Holders shall cease to beneficially own at least 35% (on a fully diluted basis) of all outstanding Capital Stock having ordinary voting power in the election of directors of the Company.

                  "Closing Date" means the date on or before June 30, 2000 on which the Loans are made and the conditions set forth in Section 3.1 are satisfied or waived in accordance with Section 10.6.

                  "Co-Arranger" means Credit Suisse First Boston.

                  "Commission" means the Securities and Exchange Commission or any successor thereof.

                  "Commitment" means the commitment of the Lenders to make the Loans as set forth in Section 2.1(a).

                  "Commitment Letter" means the letter agreement dated April 3, 2000 among the Company and the Lenders pursuant to which the Lenders committed to provide the Loans to the Company, subject to the terms and conditions thereof.

                  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

                  "Company" has the meaning ascribed to such term in the introduction to this Agreement.

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit III annexed hereto delivered to the Agent by the Company pursuant to Section 5.1.

                  "Contested Claim" means any Tax, Indebtedness or other claim or liability (i) the validity or amount of which is being contested in good faith by appropriate proceedings, timely instituted and diligently pursued, (ii) for which adequate reserve, or other appropriate provision, if any, as required in conformity with GAAP shall have been made, and (iii) with respect to which
(x) no Lien has been imposed by any Tax authority and (y) any right to execute upon or sell any assets of the Company or of any of its Subsidiaries has not matured or has been and continues to be effectively enjoined, superseded or stayed.

                  "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
(y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Contractual Obligation" as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Controlled Group" means (i) a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code or (ii) a group of trades or businesses under common control, as defined in Section 414(c) of the Internal Revenue Code, of which the Company or any of its Subsidiaries is a part or becomes a part.

                  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

                  "Custodian" means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

                  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

                  "Demand Take-Out Securities" means the "Take-Out Securities" (as defined in the Engagement Letter) of the Company issued pursuant to a "Take-Out Securities Notice" (as defined in the Engagement Letter), the proceeds of which shall be used to repay the Loans in whole or in part.

                  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the first anniversary of the Maturity Date.

                  "DLJ Bridge" is defined in the preamble.

                  "DLJ High Yield Index Rate" means the rate for high yield securities published weekly by DLJSC or one of its Affiliates.

                  "DLJSC" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation, and its successors.

                  "Dollars" or the sign "$" means the lawful money of the United States of America.

                  "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $250,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a combined capital and surplus of not less than $250,000,000;
(iii) a commercial bank organized under the laws of any other country or a political subdivision thereof having a combined capital and surplus of not less than $250,000,000; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case that is reasonably acceptable to the Agent; provided, further, that with respect to this clause (iv) only, no direct or indirect competitor of the Company or any of its Subsidiaries shall be an Eligible Assignee; and (B) any Lender and any Affiliate of any Lender.

                  "Engagement Letter" means the letter agreement dated April 3, 2000 among the Company, DLJSC, Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation.

                  "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, maintained or contributed to by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates or (ii) with respect to which the Company or any of its Subsidiaries retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                  "Environmental Claim" means any notice, claim, demand, order, direction (conditional or otherwise) or other communication by any governmental authority or any Person alleging liability for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines or penalties, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Com-pany, any of its Subsidiaries or any of their respective properties or predecessors in interest, or Facilities.

                  "Environmental Laws" means federal, state, local and foreign laws, ordinances, orders, rules, regulations, judgments, writs, decrees or injunctions relating to pollution or protection of human health, safety or the environment including, without limitation, ambient air, indoor air, soil, surface water, groundwater, wetlands and other natural resources, land or subsurface strata, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, use, storage, transport, treatment, distribution, or disposal of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented and each as in effect as of the date of determination.

                  "Equipment Financing Obligations" means any Indebtedness of a Subsidiary of FII (including any Capitalized Lease Obligations) borrowed from commercial banks, equipment vendors or equipment suppliers for the principal purpose of financing equipment purchases (including, without limitation, related software and services, system design and construction) to be used in the business of such Subsidiary of FII; provided that such Indebtedness is Incurred within 180 days of such purchase, the principal amount of such Indebtedness does not exceed 150% of the cost of the equipment, software and services, system design and construction purchased, and such Indebtedness is secured by a Lien.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA Affiliate", as applied to any Person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

                  "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of the Company or its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any of the Company or its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or
(l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Company or its Subsidiaries or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "euros" or "i" means the single currency of participating member states of the European Union.

                  "Event of Default" means any of the events set forth in
Section 7.

                  "Excess" has the meaning ascribed to such term in Section 2.1(f).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute or statutes thereto.

                  "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company, its Subsidiaries or any of their respective predecessors in interest.

                  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Agent.

                  "FCC" means the United States Federal Communications
Commission.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

                  "Fee Letter" means the letter agreement dated April 3, 2000 among the Company and the Arrangers pursuant to which the Company committed to pay the Arrangers certain fees.

                  "FII" means Formus International, Inc. and its successors.

                  "Financial Statements" means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Company and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior periods.

                  "Fiscal Year" means the fiscal year of the Company and each Guarantor for accounting and tax purposes, which for all years after the Closing Date shall end on December 31.

                  "Foreign Plans" mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA, or any such plan as to which the Company or any of its Subsidiaries may have any liability.

              "Foreign Subsidiary" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations in a country other than the United States of America.

              "Funding Guarantor" has the meaning provided in Section 9.5.

              "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

              "German Operations" means the business, operations and activities of Callino GmbH and any other Subsidiary of the Company having business, operations or activities in Germany, taken as a whole.

              "German Permits" means any and all Permits of Callino GmbH and any other Subsidiary of the Company having business, operations or activities in Germany applicable to or issued by any governmental authority or any government or any instrumentality or agency thereof having jurisdiction over the conduct of the business and the ownership of the properties of Callino GmbH and any such other Subsidiary in Germany.

              "Guarantees" means, collectively, the guarantees in favor of the Lenders by the Guarantors set forth in Section 9.

              "Guarantor" means (i) the Subsidiaries of the Company on the Closing Date (other than (a) Foreign Subsidiaries, (b) Communications-Ecuador Holdings, LLC, (c) Formus Communications-New Zealand, LLC, (d) Formus Communications-China, LLC, (e) Formus Communications-Oceania, LLC and (f) Formus Communications-Asia Pacific, LLC) and (ii) each of the Company's Subsidiaries (other than Foreign Subsidiaries, but including Subsidiaries referenced in clauses (b) through (f) above to the extent such Subsidiaries are required to become Guarantors pursuant to Section 5.12 of this Agreement) that in the future executes a Joinder to Guarantee in the form of Exhibit VII to this Agreement in which such Subsidiary agrees to be bound by Section 9 and the other terms of the Loan Documents as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Loan Documents.

              "Hazardous Materials" shall mean any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound, chemical or substance including, without limitation, petroleum (including crude oil or any fraction thereof) or any petroleum product, subject to regulation under any Environmental Law.

                  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that any amendment, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, modification or waiver (i) increases the principal thereof or interest rate or premium payable thereon or (ii) changes to an earlier date the stated maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness is required to be redeemed; provided, further, that any Indebtedness of a Person existing at the time such Person becomes (after the Closing Date) a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company.

              "Indebtedness" means with respect to any Person, without duplication, (i) all indebtedness, obligations and liabilities of such Person for borrowed money, (ii) all indebtedness, obligations and liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations and liabilities of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness, obligations and liabilities under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all indebtedness, obligations and liabilities for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) all Contingent Obligations of such Person, (vii) all indebtedness, obligations and liabilities under Currency Agreements and Interest Swap Obligations of such Person, (viii) all Disqualified Capital Stock issued by such Person with the amount of

Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, and (ix) all indebtedness, obligations and liabilities of any other Person of the type referred to in clauses (i) through (viii) which are secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the Indebtedness so secured.

              "indemnified liabilities" has the meaning ascribed to such term in
Section 10.4.

              "Indemnitees" has the meaning ascribed to such term in Section
10.4.

              "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

              "Initial Interest Period" means the period commencing on the Lending Date and ending on the date which is the three-month anniversary of the Lending Date.

              "Initial Lenders" means DLJ Bridge, Salomon Brothers Holding Company Inc. and Credit Suisse First Boston.

              "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Company as currently conducted that are material to the condition (financial or otherwise), business or operations of the Company and its Subsidiaries, taken as a whole.

              "Interest Period" means the Initial Interest Period and, thereafter, each subsequent period commencing on the day immediately following the last day of the immediately preceding Interest Period and ending on the three-month anniversary of the last day of the immediately preceding Interest Period; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest

Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

              "Interest Rate Determination Date" means, with respect to any Interest Period, two Business Days prior to the first Business Day of such Interest Period.

              "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

              "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

              "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For the purposes of Section 6.3 hereof, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends, distributions, interest payments or repayments of loans or advances in connection with such Investment or any other amounts received in respect of such Investment. If the Company or any Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

              "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, however, that, as to any Person, such Person shall not be deemed to be a Joint Venture with respect to any other Person if such Person is a Subsidiary of such other Person.

              "Judgment Currency" has the meaning ascribed to such term in
Section 10.17(f).

              "Laws" means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or Tribunal, and "Law" means each of the foregoing.

              "Lenders" has the meaning ascribed to that term in the introduction to this Agreement and shall include any assignee of any Loan, Note or Commitment to the extent of such assignment.

              "Lending Date" means the date on which the Loans are made by the Lenders to the Company.

              "Letter Agreements" means the following letter agreements relating to the Put Shares, each as in effect on the Closing Date: (i) the letter agreement, dated September 3, 1999, executed by the Company and addressed to Dr. Michael Hoenig, (ii) the letter agreement, dated September 3, 1999, executed by the Company and addressed to Dr. Axel Diekmann, (iii) the letter agreement, dated September 3, 1999, executed by the Company and addressed to Angelika Diekmann, (iv) the letter agreement, dated September 3, 1999, executed by the Company and addressed to Simone Diekmann, (v) the letter agreement, dated September 3, 1999, executed by the Company and addressed to Alexander Diekmann, and (vi) the letter agreement, dated September 3, 1999, executed by the Company and addressed to Matthias Weber.

              "LIBOR Rate" means, with respect to each day during an Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period. If the Interest Period is of a duration falling between the Interest Periods for which such rates appear on Telerate Page 3750, the LIBOR Rate shall be the rate determined by interpolation between the rates for the next shorter and the next longer Interest Periods for which such rate appears on Telerate Page 3750, as determined by DLJ Bridge, whose determination shall be conclusive in the absence of manifest error. In the event that (i) more than one such LIBOR Rate is provided, the average of such rates shall apply or (ii) no such LIBOR Rate is published, then the LIBOR Rate shall be determined from such comparable financial reporting company as DLJ Bridge, in the exercise of its reasonable discretion, shall determine.

              "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

              "Litigation" means any action, suit, proceeding, claim, lawsuit, arbitration and/or investigation conducted or threatened by or before any Tribunal.

              "Loan Documents" means this Agreement, the Notes, the Warrant Agreement, the Guarantees and the Pledge Agreement.

              "Loans" has the meaning ascribed to such term in Section 2.1(a).

              "Majority Holders" means the holders of at least a majority in interest of the "Registrable Securities" (as defined in the Fourth Amended and Restated Investors' Rights Agreement dated as of September 3, 1999) of the Company.

              "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

              "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, liabilities, condition (financial or otherwise), prospects or projections of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of any of the Company or its Subsidiaries to execute, deliver and perform its obligations under the Loan Documents or on the legality, validity or enforceability of this Agreement or any other Loan Document or any Lien created thereunder, (iii) the impairment of the ability of the Company and its Subsidiaries to perform, or the impairment of the ability of the Agent or Lenders to enforce, the Obligations, or (iv) a material adverse effect on the issuance of high yield or equity securities by the Company.

              "Material Contract" means any Contractual Obligation to which the Company or any Guarantor is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

              "Material Subsidiary" means a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

              "Maturity Date" means the earlier of (i) the first anniversary of the Lending Date or (ii) the date, if any, on which the Company repurchases any Put Shares in connection with a notice received by the Company from any Put Shareholder subsequent to October 15, 2000.

              "Memorandum of Understanding" means the Memorandum of Understanding dated November 19, 1999 among FII, Merlin Servicios Portadores, S.A., Caixa de Ahoros de Galicia, Caja de Ahorros de Valencia Castellon y Alicante, Iberdrola Diversification, S.A. and Grupo Fuertes, S.A., together with the Agreement dated November 19, 1999 between FII and Merlin Servicios Portadores, S.A. and the Agreement dated November 19, 1999 among FII, Merlin Servicios Portadores, S.A., Caixa de Ahoros de Galicia, Caja de Ahorros de Valencia Castellon y Alicante, Iberdrola Diversification, S.A. and Grupo Fuertes, S.A.

              "Multiemployer Plan" means a Pension Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

              "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents other than the portion of any such deferred payment constituting interest) received by the Company or any of its Subsidiaries from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) taxes paid or payable after taking into account any reduction in tax liability (or any consolidated, combined or unitary tax liability) due to available tax credits, deductions, carry forward items and any tax sharing arrangements, and (iii) repayment of Indebtedness that is required to be repaid in connection with such

Asset Sale, and, (b) with respect to any issuance of Take-Out Securities or the sale, issuance or transfer of Capital Stock (to the extent not constituting an Asset Sale) or the receipt by the Company of a capital contribution, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries from such issuance of Take-Out Securities or such sale, issuance or transfer or such capital contribution, net of reasonable out-of-pocket expenses and fees relating to such issuance of Take-Out Securities or such sale, issuance or transfer or such capital contribution (including, without limitation, legal, accounting and investment banking fees).

              "Notes" has the meaning ascribed to such term in Section 2.1(d).

              "Notice of Borrowing" means a notice substantially in the form of
Exhibit IV annexed hereto with respect to a proposed borrowing.

              "Obligations" means all obligations of every nature of the Company from time to time owed to the Lenders and the Agent under the Loan Documents, whether for principal, reimbursements, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

              "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer, the Secretary or any Assistant Secretary of such Person.

              "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by two Officers; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable the corporation to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with; provided, however, such Officer's Certificate shall not be construed to create any contractual liability for any Officer signing such certificate.

              "Original Notes" has the meaning ascribed to such term in Section 2.1(d).

              "Other Taxes" has the meaning ascribed to such term in Section 10.19.

              "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

              "Pension Plan" means an employee pension benefit plan as defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Company, any Subsidiary or any member of the Controlled Group.

              "Permanent Financing" means any issuance of Securities occurring prior to or after the Closing Date, or for the purpose of refinancing the Loans.

              "Permits" means the certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances involved in, relating to or required in connection with the business, operations, assets, property or prospects of the Company and its Subsidiaries.

              "Permitted Holders" means (i) Chase Capital Partners, (ii) Centennial Funds V, L.P. and (iii) Telecom Partners II, L.P., and their respective Affiliates.

              "Permitted Indebtedness" has the meaning ascribed to such term in
Section 6.1.

              "Permitted Investments" means:

              (i) Investments by the Company or any Subsidiary (other than Investments made by Formus Polska and Callino GmbH, except to the extent such Investments are funded through Investments in Formus Polska or Callino GmbH, as the case may be, subsequent to the Closing Date) in any Person that will become immediately after such Investment a Subsidiary of the Company or that will merge or consolidate into the Company or a Subsidiary of the Company (so long as the surviving entity of such merger or consolidation is the Company or a Subsidiary);

              (ii) Investments in the Company or any of its Subsidiaries (other than Investments in the Company or any of its Subsidiaries made by Formus Polska and Callino GmbH, except to the extent such Investments are funded through Investments in Formus Polska or Callino GmbH, as the case may be, subsequent to the Closing Date);

              (iii) Investments by the Company or its Subsidiaries described on Schedule G;

              (iv) Investments in cash and Cash Equivalents;

              (v) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,000,000 (or the equivalent amount in any other currency) at any one time outstanding;

              (vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with this Agreement;

              (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

              (viii) Investments made by the Company or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.9 hereof;

              (ix) Investments in Joint Ventures in businesses reasonably related or complementary to the Company and its Subsidiaries in the ordinary course of business which, together with the other Investments permitted under clause (xiv) below and excluding Investments in Abrared S.A., do not exceed an aggregate amount of $2,500,000 (or the equivalent amount in any other currency) at any time outstanding;

              (x) guarantees of Indebtedness permitted to be incurred under
Section 6.1 hereof, solely to the extent the Person guaranteeing such Indebtedness is a Subsidiary of the primary obligor of such Indebtedness or the primary obligor of such Indebtedness is a Subsidiary of the guarantor of such Indebtedness and any transaction permitted under Section 6.1(n) of this Agreement;

              (xi) Investments by the Company or its Subsidiaries not in excess of $10,000,000 (or the equivalent amount in any other currency) in any Person with whom the Company or any of its Subsidiaries has entered into definitive agreements to acquire such Person;

              (xii) Investments by the Company or its Subsidiaries not in excess of $2,000,000 (or the equivalent amount in any other currency) in any Person with whom the Company or any of its Subsidiaries has entered into a letter of intent or memorandum of understanding with respect to the proposed acquisition of such Person;

              (xiii) Investments in Abrared S.A. which do not exceed an aggregate amount of $23,678,329 (or the equivalent amount in any other currency), together with the guarantee of Formus Iberica described in Schedule B annexed hereto; and

              (xiv) other Investments which, together with the Investments in Joint Ventures (other than Investments in Abrared S.A.) permitted under clause
(ix) above, do not exceed an aggregate amount of $2,500,000 (or the equivalent amount in any other currency) at any time outstanding.

              "Permitted Liens" means the following types of Liens:

              (i) Liens for taxes, assessments or governmental charges or claims not delinquent;

              (ii) statutory Liens of landlords or of mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by Law incurred in the ordinary course of business for sums not yet delinquent or constituting Contested Claims;

              (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

              (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

              (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

              (vi) Liens upon specific items of inventory, equipment or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;

              (vii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

              (viii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

              (ix) Liens securing Interest Swap Obligations;

              (x) Liens securing Indebtedness under Currency Agreements;

              (xi) Liens securing Acquired Indebtedness incurred in accordance with Section 6.1 hereof; provided that (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or any Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or any Subsidiary and (b) such Liens do not extend to or cover any property or assets of the Company or of any of its

         Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or any Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or any Subsidiary;

              (xii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries;

              (xiii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

              (xiv) Liens securing Equipment Financing Obligations, including, without limitation, obligations under the WBD Line of Credit, incurred in accordance with the provisions of this Agreement and subject to the limitations set forth in Section 6.2(v) of this Agreement;

              (xv) Liens only on assets acquired in connection with transactions described in Section 6.1(q) of this Agreement securing deferred purchase price obligations permitted by Section 6.1(q) of this Agreement; and

              (xv) Liens in favor of customs and revenues authorities arising as a matter of Law to secure payment of custom duties in connection with the importation of goods.

              "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

              "PIK Amount" has the meaning ascribed to such term in Section 2.2(a)(ii).

              "Pledge Agreement" means that certain Pledge Agreement among the Pledgors and the Agent, in form and substance satisfactory in all respects to the Lenders and substantially in the form of Exhibit II annexed hereto, pursuant to which the Company shall create in favor of the Agent, for the benefit of the Lenders, a valid, perfected first priority Lien on 100% of Capital Stock now or hereafter owned by the Company (provided that if the issuer of any of such Capital Stock is classified as a "controlled foreign corporation" (as such term is defined in Section 957(a) or a successor provision of the Internal Revenue Code), the Company shall not be required to pledge any shares of Capital Stock of such issuer in excess of the number of shares of such issuer possessing up to but not exceeding 65% of the voting power of all classes of Capital Stock entitled to vote of such issuer), FII shall create in favor of the Agent, for the benefit of the Lenders, a valid, perfected first priority Lien on 100% of Capital Stock of Latin America Holdings LLC, and Latin America Holdings LLC shall create in favor of the Agent, for the benefit of the Lenders, a valid, perfected first priority Lien on all Capital Stock of VeloCom Inc. owned by it.

              "Pledgors" means the Company, FII, Latin America Holdings LLC, and each other party required to become a party to the Pledge Agreement.

              "Polish Operations" means the business, operations and activities of Formus Polska and any other Subsidiary of the Company having business, operations or activities in the Republic of Poland, taken as a whole.

              "Polish Permits" means any and all Permits of Formus Polska and any other Subsidiary of the Company having business, operations or activities in the Republic of Poland applicable to or issued by any governmental authority or any government or any instrumentality or agency thereof having jurisdiction over the conduct of the business and the ownership of the properties of Formus Polska and any such other Subsidiary in the Republic of Poland.

              "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

              "Prepayment Premium" means, in connection with any redemption or prepayment of the Loans, three percent (3.00%) of the outstanding principal amount of the Loan or Loans being prepaid or redeemed, if the prepayment or redemption is made with funds raised by any means other than:

              (i) an issuance of Indebtedness in which (x) the Bridge Arrangers (or Affiliates of the Bridge Arrangers) have acted as sole joint lead underwriters, sole joint lead initial purchasers or sole joint lead book managers and the Co-Arranger has acted as sole co-manager and, in any case, the Initial Lenders have underwritten debt Securities having a principal value upon issuance of at least $150,000,000 or (y) the Bridge Arrangers have acted as sole joint lead agents and the Co-Arranger has acted as sole co-agent in the case of loans having an aggregate principal amount of at least $150,000,000 being borrowed in a bank facility, and, in each such case, the fees payable in connection with such issuance are not less than three percent (3.00%) of the principal amount of such Indebtedness;

              (ii) an initial public offering prior to October 31, 2000 in which at least two of the three Arrangers participate (in which (A) either or both the Bridge Arrangers act as either sole or sole joint lead underwriters and sole or sole joint book running managers and, to the extent only one of the Bridge Arrangers participates, the Co-Arranger acts as sole co-manager or (B) both the Bridge Arrangers act as sole joint lead underwriters and sole joint book running managers and the Co-Arranger acts as sole co-manager) and in which, in any case, the Initial Lenders have underwritten equity Securities having an aggregate offering price of at least $75,000,000 and received fees payable in connection therewith of not less than seven percent (7.00%) of such aggregate offering price; or

              (iii) an initial public offering on or after October 31, 2000 in which the Bridge Arrangers act as sole joint lead underwriters and sole joint book running managers and the Co-Arranger acts as sole co-manager and, in any case, the Initial Lenders have underwritten equity Securities having an aggregate offering price of at least $75,000,000 and received fees payable in connection therewith of not less than seven percent (7.00%) of such aggregate offering price;

         provided, however, that if only one of the three Arrangers participates in an initial public offering occurring prior to October 31, 2000 in the role described for such Arranger in clause (ii) above, then the "Prepayment Premium" means, in connection with any prepayment or redemption of the Loans made by that Arranger, zero percent (0.00%), and the "Prepayment Premium" means, in connection with any prepayment or redemption of the Loans made by the other Lenders, three percent (3.00%) of the outstanding principal amount of such Loan or Loans being prepaid or redeemed; and provided, further, that the Arrangers shall have the right to participate in such public offerings, private placements and other financings in at least the proportion that such Lender's Commitment as of the date of the Commitment Letter bears to the aggregate amount of the Commitments, with any fees paid in respect thereof being paid on a pro rata basis.

              "Process Agent" has the meaning ascribed to such term in Section 10.17(d).

              "Put Shareholders" means (i) Dr. Michael Hoenig, (ii) Dr. Axel Diekmann, (iii) Angelika Diekmann, (iv) Simone Diekmann, (v) Alexander Diekmann, and (vi) Matthias Weber.

              "Put Shares" means the 3,646,286 aggregate shares of Series E Preferred Stock of the Company acquired by the Put Shareholders and described in the Letter Agreements.

              "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock or that is not Indebtedness that is convertible or exchangeable into Capital Stock.

              "Reference Date" has the meaning ascribed to such term in Section 6.3.

              "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

              "Refinancing Indebtedness" means any Refinancing of Equipment Financing Obligations or Acquired Indebtedness that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) such Refinancing Indebtedness shall not constitute Indebtedness of any Person that was not a primary obligor or guarantor of the Indebtedness being Refinanced and
(y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

              "Register" has the meaning ascribed to such term in Section 10.23.

              "Release" means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, emitting, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including without limitation the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

              "Replacement Assets" has the meaning ascribed to such term in
Section 6.9(b).

              "Reportable Event" has the meaning set forth in Section 4043 of ERISA, but excluding any event for which the 30-day notice requirement has been waived by applicable regulations of the PBGC.

              "Required Amount" means forty percent (40%) of the Excess.

              "Required Lenders" means Lenders holding in the aggregate more than 50% of the sum of (i) the outstanding principal amount of Loans and (ii) prior to the termination of the Commitments, any unutilized Commitments.

              "Restricted Payment" has the meaning ascribed to such term in
Section 6.3.

              "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

              "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

              "Securities Act" means the Securities Act of 1933, as amended, and any successor statute or statutes thereto.

              "Senior Officers" means each of the Chief Executive Officer, President and Chief Financial Officer of the Company.

              "SSB" means Salomon Smith Barney Inc. and its successors.

              "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor which is expressly subordinated in right of payment to the Loans or the Guarantee of such Guarantor, as the case may be.

              "Subsequent Note" has the meaning ascribed to such term in Section 2.1(d).

              "Subsidiary," means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person, and (iii) any other Person of which a majority in equity interests (in terms of economic ownership) are owned, directly or indirectly, by such Person. Unless otherwise specified, all references to a "Subsidiary" shall mean a Subsidiary of the Company.

              "Take-Out Securities" means any Securities of the Company and/or its Subsidiaries issued on or after the Closing Date, including, without limitation, the Demand Take-Out Securities, but excluding (i) Securities of the Company issued in a private placement to "accredited investors" (as defined in Regulation D under the Securities Act of 1933) resulting in gross proceeds (together with the gross proceeds of all such private placements on or subsequent to April 25, 2000) not in excess of $200,000,000, (ii) Securities issued to the Company or any Subsidiary, and (iii) Securities of Subsidiaries to the extent issued, sold, transferred or conveyed in a transaction constituting an Asset Sale.

              "Taxes" means all taxes, assessments, fees, levies, imposts, duties, penalties, deductions, liabilities, withholdings or other charges of any nature whatsoever, including interest penalties and additions to tax.

              "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

              "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

              "U.S. Treasury Rate" means, as of any date, the yield to maturity as of such date of United States Treasury securities having a maturity (as compiled and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to (but not less than) the seventh (7th) anniversary of the Closing Date.

              "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

              "Warrant Agreement" means the Warrant Agreement dated as of the Closing Date delivered to the Lenders by the Company, in form and substance satisfactory in all respects to the Lenders.

              "WBD Line of Credit" means that line of credit of up to i120,000,000 granted to Formus Polska pursuant to the Multi-Tranche Secured Senior Facility Agreement dated September 15, 1999 among Formus Polska, as borrower, Westdeutsche Landesbank (France) S.A., as facility agent, Westdeutsche Landesbank Polska S.A., as security trustee, and each financial institution party thereto.

              "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

              "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a Foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable
Law) are owned by such Person or any Wholly Owned Subsidiary of such Person. Unless otherwise specified, all references to a "Wholly Owned Subsidiary" shall mean a Wholly Owned Subsidiary of the Company.

              1.2 Accounting Terms. For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

              1.3 Other Definitional Provisions; Anniversaries. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. For purposes of this Agreement, a monthly anniversary of the Lending Date and the last day of any Interest Period shall occur on the same day of the applicable month as the day of the month on which the Lending Date occurred or the last day of such Interest Period occurred; provided, however, that if the applicable month has no such day (i.e., 29, 30 or 31), the monthly anniversary shall be deemed to occur on the last day of the applicable month. Except as otherwise provided herein, where any provision in this Agreement refers to a specific agreement, contract or document, such provision shall be construed to refer to such agreement, contract or document as it may be amended, restated, supplemented or otherwise modified from time to time. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statements, term or matter. Except as otherwise specified, all references herein to Sections, Exhibits and Schedules shall refer to Sections, Exhibits and Schedules of this Agreement.


SECTION 2. AMOUNT AND TERMS OF COMMITMENT AND LOANS; NOTES

              2.1 Loans and Notes.

              (1) Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree to lend to the Company on the Lending Date an aggregate amount of up to $75,000,000 (the "Loans"), each such Lender committing to lend the amount set forth next to such Lender's name on the signature pages hereto; provided that the Lending Date must occur no later than June 30, 2000, and the Loans shall be in an aggregate amount of not less than the lesser of (i) $37,500,000 or (ii) the amount of available Commitments (as defined below) on the Lending Date. The Lenders' commitments to make the Loans to the Company pursuant to this Section 2.1(a) are herein called individually, the "Commitment" and collectively, the "Commitments."

              (2) Notice of Borrowing. When the Company desires to borrow under this Section 2.1, it shall deliver to the Agent a Notice of Borrowing no later than 11:00 A.M. (New York time), at least five (5) Business Days in advance of the date of the proposed Lending Date or such later date as shall be agreed to by the Agent. The Notice of Borrowing shall specify the proposed Lending Date (which shall be a Business Day). Upon receipt of such Notice of Borrowing, the Agent shall promptly notify each Lender of its share of the Loan and the other matters covered by the Notice of Borrowing. Such Lender's share of the Loan shall be determined by reference to the quotient of such Lender's unfunded Commitment, divided by the aggregate amount of all unfunded Commitments. All Loans shall be funded on a pro rata basis by the Lenders as aforesaid.

              (3) Disbursement of Funds. No later than 12:00 Noon (New York time) on the Lending Date, each Lender will make available its pro rata share of the Loan requested to be made on such date in the manner provided below. All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Agent's Office and the Agent promptly will deliver by wire transfer, to the account designated by the Company, the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Lender prior to the Lending Date that such Lender does not intend to make available to the Agent its portion of the Loan to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made available same to the Company, the Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company, and the Company shall immediately pay such corresponding amount to the Agent; provided, that the notice to the Company shall have been received not more than ten (10) Business Days after the applicable Lending Date. The Agent shall also be entitled to recover from the Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Company, the then applicable rate of interest on the Loans.

              Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder.

              (4) Notes. The Company shall execute and deliver to each Lender on the Closing Date a Note dated the Closing Date and having a principal amount equal to such Lender's Commitment, substantially in the form of Exhibit I annexed hereto (the "Original Notes"). On each interest payment date on which the Company elects to pay a PIK Amount pursuant to Section 2.2(b), the Company shall execute and deliver to each Lender on such interest payment date a Note dated such interest payment date substantially in the form of Exhibit I annexed hereto in a principal amount equal to such Lender's pro rata portion of such PIK Amount and with other appropriate insertions (each, a "Subsequent Note" and, together with the Original Bridge Notes, the "Notes"). A Subsequent Note shall bear interest from the date of its issuance at the same rate borne by all Notes.

              (5) Scheduled Payment of Loan. The Company shall pay in full the outstanding amount of the Loans and all other Obligations owing hereunder, including, without limitation, the Prepayment Premium, if any, no later than the Maturity Date.

              (6) Termination of Commitment. The Commitment hereunder shall terminate on the earlier of (i) the commencement by the Company or any of its Subsidiaries of the marketing of, or the issuance by the Company or any of its Subsidiaries of, any Securities or the arrangement of any other financing for the

Company or any of its Subsidiaries of which each of the Bridge Arrangers (or one of their Affiliates) is not the sole joint lead underwriter, sole joint lead initial purchaser or sole joint book running manager and, in the case of the Co-Arranger, a co-manager, or, in the case of any bank financing, in which each of the Bridge Arrangers is not sole joint syndication agent or arranger, and, in the case of the Co-Arranger, sole co-arranger, as the case may be, (ii) upon the Company or any of its Subsidiaries issuing Securities for gross proceeds of at least $75,000,000, or (iii) June 30, 2000, if the Loans are not made on or before such date (except for, in each case (A) any Incurrence of Equipment Financing Obligations permitted under this Agreement, (B) Permitted Investments and Asset Sales permitted under this Agreement, (C) as required pursuant to shareholders agreements and joint venture agreements relating to Subsidiaries of the Company entered into in the ordinary course of the business of the Company and its Subsidiaries, and (D) any issuance of Securities of the Company in a private placement to "accredited investors" (as defined in Regulation D under the Securities Act of 1933) resulting in gross proceeds (together with the gross proceeds of all such private placements on or subsequent to April 25, 2000) not in excess of $200,000,000; provided that with respect to this clause (D), any gross proceeds of all such private placements on or subsequent to April 25, 2000 in excess of $100,000,000 in the aggregate (the "Excess") shall be subject to the mandatory reduction in Commitment and prepayment requirements set forth in
Section 2.4(d). The Company shall have the right, without premium or penalty, to reduce or terminate the Commitment of the Lenders hereunder at any time upon at least three (3) Business Days' notice to the Lenders. All Commitments not utilized on the Lending Date shall immediately terminate.

              (7) Pro Rata Borrowings. The Loans made under this Agreement shall be made by the Lenders pro rata on the basis of their respective Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Loans hereunder and that each Lender shall be obligated to make its portion of the Loans hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

              2.2 Interest on the Loans.

(1) Rate of Interest. The Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at a rate determined as set forth below.

                   (1) Loans. The Loans shall bear interest for each Interest Period at a rate per annum equal to the Applicable Rate for each relevant Interest Period; provided that if Additional Loans are advanced, all Loans shall at all times bear interest at the same rate as the Loans issued on the Lending Date.

                   (2) Additional Loans. Notwithstanding the foregoing or any other provision herein, in no event will the combined sum of interest (cash or otherwise) on the Loans exceed seventeen percent (17.00%) per annum or be less than thirteen percent (13.00%) per annum (in each case exclusive of the default rate of interest payable pursuant to Section 2.2(c)). In addition, if and to the extent that the amount of interest (exclusive of the default rate of interest payable pursuant to Section 2.2(c)) payable on any Interest Payment Date is greater than the amount of interest on the Loans which would have been payable on such Interest Payment Date if the interest rate in effect at all times during the three-month period then ended had been 15.00% per annum (the amount of such excess being hereinafter referred to as the "PIK Amount" for such period), then the Company may, at its option, in lieu of payment of the PIK Amount of interest in cash, pay such PIK Amount by increasing the principal of the applicable Loans by an amount equal to the PIK Amount (the "Additional Loans") and by issuance of Subsequent Notes in an aggregate principal amount equal to the PIK Amount. Notwithstanding anything to the contrary expressed or implied herein, such Additional Loans made on any Interest Payment Date shall, subject to the remaining provisions of this paragraph, bear interest at the same interest rate as the Loans in respect of which such Additional Loans are being issued, shall mature on the Maturity Date and be subject to prepayment and acceleration of maturity in the same manner as the Loans, shall otherwise be identical to the outstanding Loans and shall be deemed made by the applicable Lenders in proportions such that each Lender shall receive the same ratio of cash interest to Additional Loans on such Interest Payment Date.

              (2) Interest Payments. Interest shall be payable in arrears on the last day of each Interest Period and upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at maturity of the Loans in respect of any amounts paid on such date.

              (3) Default Rate. At any time that a Default or Event of Default has occurred and is continuing, all Loans and other Obligations shall bear interest payable upon demand at a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement for the Loans.

              (4) Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

              2.3 Fees. The Company agrees to pay to the Lenders all fees and other obligations in accordance with, and at the times specified by, the Fee Letter.

              2.4 Prepayments and Reductions in the Commitment.

              (1) Voluntary Prepayments. The Company at its option may, upon at least ten (10) days' written notice to the Lenders, prepay all or any part of the principal amount of outstanding Loans at a redemption price equal to 100% of the principal amount of the Loans so prepaid plus the Prepayment Premium, if applicable, together with accrued interest through the date of prepayment. Loans so prepaid may not be reborrowed.

              (2) Mandatory Prepayments.

                   (1) Prepayments from Asset Sales. Except with respect to any Asset Sale the Net Cash Proceeds of which are permitted to be reinvested in Replacement Assets pursuant to Section 6.9(b) and which, at the time of such Asset Sale, the Company intends to reinvest in Replacement Assets within ninety
(90) days as set forth in Section 6.9(b), the Company shall prepay Loans having an aggregate principal amount equal to the Net Cash Proceeds of any Asset Sale occurring after the Closing Date on a date not later than the fifth (5th) Business Day next succeeding the date of consummation of such Asset Sale or, in the case of that portion of the purchase price which is deferred, the date of receipt of such Net Cash Proceeds, whichever is later. The Company shall also be required to prepay Loans in the manner set forth above with any Net Cash Proceeds of any Asset Sale which, at the time of the Asset Sale, the Company intended to reinvest in Replacement Assets as permitted under Section 6.9(b) but which were not reinvested in Replacement Assets as permitted under Section 6.9(b), and any such prepayment shall be made on or before the 90th day after the applicable Asset Sale. At any time prior to the Lending Date, such Net Cash Proceeds shall be applied to permanently reduce each Lender's Commitment on a pro rata basis. Concurrently with the consummation of an Asset Sale, the Company shall deliver to the Agent an Officer's Certificate demonstrating the derivation of Net Cash Proceeds from the gross sales price of such Asset Sale.

                   (2) Prepayments from Issuances of Take-Out Securities. Concurrently with the receipt by the Company or any Subsidiary of proceeds from the issuance of Take-Out Securities or the sale, issuance or transfer of Capital Stock (to the extent not constituting an Asset Sale) or the receipt by the Company of proceeds from a capital contribution, the Company shall prepay the Loans in a principal amount equal to the Net Cash Proceeds thereof. At any time prior to the Lending Date, such Net Cash Proceeds shall be applied to permanently reduce each Lender's Commitment on a pro rata basis.

                   (3) Prepayments from Incurrence of Indebtedness. Concurrently with the Incurrence by the Company or any of its Subsidiaries of any Indebtedness not permitted under Section 6.1, the Company shall prepay the Loans in a principal amount equal to the principal amount of such Indebtedness so Incurred.

At any time prior to the Lending Date, such Indebtedness Incurred shall be applied to permanently reduce each Lender's Commitment on a pro rata basis.

                   (4) Notice. The Company shall notify the Agent of any prepayment to be made pursuant to Section 2.4(b) at least two Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Required Lenders).

              (3) Company's Mandatory Prepayment Obligation; Application of Prepayments. All prepayments shall include: (i) payment of accrued interest on the principal amount so prepaid (which shall be applied to payment of interest before application to principal) and (ii) the Prepayment Premium, if applicable. Loans so prepaid may not be reborrowed.

              (4) Mandatory Reduction in Commitments. In the event that issuances of Securities of the Company in one or more private placements to "accredited investors" (as defined in Regulation D under the Securities Act of 1933) on or subsequent to April 25, 2000 result in gross proceeds which exceed $100,000,000 in the aggregate, concurrently with receipt by the Company or any of its Subsidiaries of the Excess, the Required Amount shall be applied (i) at any time prior to the Lending Date, first to permanently reduce the Commitments in an amount equal to the Required Amount to the full extent thereof, and second to prepay the Loans in a principal amount equal to any remaining portion of the Required Amount, and (ii) on or after the Lending Date, to prepay the Loans in a principal amount equal to the Required Amount.

              All prepayments of Loans shall include payment of accrued interest on the principal amount so prepaid (which shall be applied to payment of interest before application to principal) and the Prepayment Premium, if applicable. Loans so prepaid may not be reborrowed. Notwithstanding anything to the contrary contained herein, the Company shall not be required to pay any Prepayment Premium in connection with any reduction in Commitments under this
Section 2.4(d). Loans prepaid hereunder may not be reborrowed. All reductions in the Commitments shall apply to each Lender's Commitment on a pro rata basis.

              (5) Manner and Time of Payment. All payments of principal and interest hereunder and under the Notes by the Company shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Agent, unless otherwise specified, not later than 12:00 Noon (New York time) on the date due at the Agent's Office to such account as the Agent shall have notified the Company for the account of the Lenders; funds received by the Agent after that time shall be deemed to have been paid by the Company on the next succeeding Business Day. Other than with respect to PIK Amounts, all payments of any Obligations to be made hereunder or under the Notes by the Company or any other obligor with respect thereto shall be made solely in U.S. Legal Tender or such other currency as is then legal tender for public and private debts in the United States of America. The Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment to be made of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

              (6) Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment and other fees hereunder, as the case may be. (1)

              (7) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of that Note; provided, however, that the failure to make (or any error in the making of) such a notation or to notify the Company of the name and address of such transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note.

              2.5 Use of Proceeds.

              (1) Loans. The proceeds of the Loans shall be used by the Company for business development purposes, including the acquisition of wireless spectrum licenses, as well as for general corporate purposes.

              (2) Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner which might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

SECTION 3. CONDITIONS

              3.1 Conditions to Loans. The obligation of the Lenders to make the Loans is subject to the prior or concurrent satisfaction of each of the following conditions:

              (1) On or before the Closing Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Lenders shall be reasonably satisfactory in form and substance to the Lenders, and the Agent or its counsel shall have received on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Lenders and, unless otherwise noted, dated the Closing Date:

                   (1) a certified copy of the Company's, each Guarantor's, Formus Polska's and Callino GmbH's charter, together with a certificate of status, compliance, good standing or like certificate with respect to the Company, each Guarantor and each other Subsidiary issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

                   (2) a copy of the Company's, each Guarantor's, Formus Polska's and Callino GmbH's by-laws, certified as of the Closing Date by its Secretary or one of its Assistant Secretaries;

                   (3) resolutions of the Company's and each Guarantor's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement, each of the other Loan Documents and any other documents, instruments and certificates required to be executed by the Company or such Guarantor in connection herewith and therewith and approving and authorizing the execution, delivery and payment of the Notes, each certified as of the Closing Date by one of its Officers as being in full force and effect without modification or amendment;

                   (4) signature and incumbency certificates of the Company's and each Guarantor's officers executing this Agreement, the Notes and the other Loan Documents;

                   (5) executed copies of this Agreement and the Notes substantially in the form of Exhibit I annexed hereto executed in accordance with Section 2.1(d) drawn to the order of the Lenders and with appropriate insertions;

                   (6) an originally executed Notice of Borrowing substantially in the form of Exhibit IV annexed hereto, signed by the President or a Vice President of the Company on behalf of the Company and delivered to the Agent;

                   (7) originally executed copies of one or more favorable written opinions of (I) Holme Roberts & Owen LLP, counsel for the Company and the Guarantors, substantially in the form of Exhibit V annexed hereto (or otherwise in form and substance satisfactory to the Lenders) and addressed to the Lenders, (II) local counsel for the Company and the Guarantors in Germany, Poland and Spain, each substantially in the form of Exhibit VI annexed hereto (or otherwise in form and substance satisfactory to the Lenders) and addressed to the Lenders, addressing such items as the Lenders may request, including the validity of the licenses used by the Company and its Subsidiaries in such jurisdiction, and (III) such other opinions of counsel and such certificates or opinions of accountants, appraisers or other professionals as the Arrangers shall have reasonably requested;

                   (8) a certificate of the chief financial officer of the Company addressed to the Agent and the Lenders and in form and substance satisfactory to the Agent and the Lenders, attesting that, on a pro forma basis, the Company and its Subsidiaries shall not be insolvent or rendered insolvent, be left with an unreasonably small capital with which to engage in their business or have incurred debts beyond their ability to pay as such debts mature;

                   (9) originally executed copies of the Pledge Agreement, executed and delivered by the Pledgors, dated as of the Closing Date, substantially in the form of Exhibit II annexed hereto;

                   (10) certificates representing the Capital Stock of FII, VeloCom Inc. and each other entity pledged pursuant to the Pledge Agreement (which certificates shall be accompanied by irrevocable, undated stock powers, duly endorsed in blank and otherwise satisfactory in all respects to the Arrangers);

                   (11) originally executed copies of the Warrant Agreement and the warrants issued thereunder, each in form and substance satisfactory in all respects to the Lenders, each executed and delivered by the Company and each dated as of the Closing Date;

                   (12) a true, correct and complete copy of each Permit which is either a license to provide telecommunications services or use frequencies;

                   (13) executed copies of a waiver, in form and substance satisfactory in all respects to the Lenders, executed by the Majority Holders, pursuant to which such Majority Holders waive all rights with respect to the issuance of common stock purchase warrants to the Lenders under the Warrant Agreement (and the issuance of common stock of the Company upon the exercise thereof); and

                   (14) all such counterpart originals or certified copies of such other documents, instruments, certificates and opinions as the Arrangers may reasonably request.

              (2) The Engagement Letter shall be in full force and effect, and the Company shall be in compliance with all terms and provisions of the Engagement Letter and the Fee Letter.

              (3) The Company shall be in compliance with all terms and provisions of the Warrant Agreement, all representations and warranties made by the Company under the Warrant Agreement shall be true and correct in all respects (with respect to representations and warranties qualified by materiality or Material Adverse Effect) and in all material respects (with respect to all other representations and warranties), and all conditions precedent set forth in the Warrant Agreement shall have been satisfied to the satisfaction of the Arrangers.

              (4) The Arrangers shall have completed, and be satisfied with the results of, accounting, tax, legal and environmental due diligence investigations of the Company and its Subsidiaries.

(5) The corporate, tax, capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Company and its Subsidiaries, shall be satisfactory to the Arrangers in all material respects.

              (6) The Agent, for the benefit of the Lenders, shall have been granted first priority perfected liens and guarantees to the extent required and described in this Agreement and shall have received such other reports, documents and agreements as are customarily delivered in connection with similar secured transactions or as the Agent shall have deemed appropriate.

              (7) The Company shall have received all governmental (including FCC and foreign approvals as necessary), shareholder and third party consents and approvals necessary or desirable in connection with the financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the financings and other transactions contemplated hereby, and no such Law or regulation shall be applicable which in the reasonable judgment of any Arranger could have any such effect.

              (8) The Agent shall have received (i) consolidated and consolidating pro forma balance sheet of the Company and its Subsidiaries as of December 31, 1999, (ii) consolidated and consolidating income statements of the Company and its Subsidiaries as of December 31, 1999, and (iii) projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries) for the five-year period after the Closing Date, and such balance sheets, income statements and projections shall be satisfactory in all respects to the Arrangers.

              (9) The Agent shall have received consolidated financial statements of the Company, including (i) balance sheets and income and cash flow statements as of the end of and for each of the last two fiscal years audited by the Auditors and prepared in conformity with GAAP, together with the Auditor's report thereon satisfactory in all respects to the Arrangers and without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit; and (ii) unaudited selected financial information of the Company meeting the requirements of Item 301(a) of Regulation S-K for the three fiscal years immediately preceding the last two fiscal years or since inception, whichever is less, and all such financial statements shall be satisfactory in all respects to the Arrangers.

              (10) No event or occurrence shall have occurred which has resulted or could reasonably be expected to result in a Material Adverse Effect since the end of the most recently ended fiscal year for which audited financial statements of the Company have been provided to the Arrangers or in the facts and information as represented to date.

              (11) There shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Loans or the Notes or the other Loan Documents or the issuance of high yield or equity Securities by the Company or that has had or could reasonably be expected to have or result in a Material Adverse Effect.

              (12) There shall be no disruption or adverse change in the financial or capital markets generally, or in the market for new issuances of high yield or equity Securities as a whole, or in the broadband communications sector in particular, which could, in the judgment of any of the Arrangers, be expected to materially impair the satisfactory syndication of the Loans (or the refinancing thereof), or the placement of high yield or equity Securities issued by the Company.

              (13) The Agent shall have received reports and other information in form, scope and substance satisfactory to the Agent concerning environmental liabilities of the Company and its Subsidiaries.

              (14) As of the Closing Date, the Company and its Subsidiaries shall have no outstanding Indebtedness (except for Indebtedness of the Company and its Subsidiaries for borrowed money in an aggregate amount not to exceed $20,000,000, plus the Contingent Obligations of the Company and its Subsidiaries described on Schedule B annexed hereto). Any and all security interests in the assets of the Company and its Subsidiaries granted in favor of holders of Indebtedness (other than Permitted Liens) shall have been terminated.

              (15) On or before the Lending Date, the Company shall have paid to the Lenders (i) all fees payable under the Fee Letter and (ii) the fees and expenses incurred by the Lenders in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the transactions related thereto (including the reasonable legal fees and out-of-pocket expenses of counsel to the Lenders (including internal legal expenses)).

              (16) On or before the Closing Date, the Company shall have performed in all material respects all agreements which this Agreement provides shall be performed on or before the Closing Date.

              (17) Simultaneously with the making of the Loans by the Lenders, the Company shall have delivered to the Agent an Officers' Certificate from the Company in form and substance satisfactory to the Agent, certifying as to the matters specified in Sections 3.1(p), 3.1(r) and 3.1(t) and that the other conditions set forth in this Section 3.1 are satisfied on and as of the Closing Date.

              (18) The representations and warranties in Section 4 are true, correct and complete in all respects (with respect to representations and warranties qualified by materiality or Material Adverse Effect) and in all material respects (with respect to all other representations and warranties) on and as of the Closing Date to the same extent as though made on and as of that date.

              (19) Neither the Company nor any of its Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Arrangers, has had or could reasonably be expected to have a Material Adverse Effect.

              (20) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing which would constitute a Default or Event of Default.

              (21) The making of the Loans in the manner contemplated in this Agreement shall not violate the applicable provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board or any other regulation of the Board.

              (22) The Agent shall have received evidence reasonably satisfactory to the Agent that Formus Polska and each other Subsidiary of the Company having business, operations or activities in the Republic of Poland have received all Permits necessary to operate each base station located in the Republic of Poland and operated by Formus Polska or such other Subsidiary.


SECTION 4. REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lenders to enter into this Agreement and to make the Loans, the Company represents and warrants to the Lenders that, at the time of execution hereof and on the Lending Date, the following statements are true, correct and complete:

              4.1 Organization and Good Standing. Each of the Company and its Subsidiaries is duly organized and existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified as a foreign organization and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  4.2 Authorization and Power. Each of the Company and its Subsidiaries, to the extent a party thereto, has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under the Loan Documents and to issue the Notes.

                  4.3      No Conflicts or Consents.

                  (1) The execution and delivery of the Loan Documents, the consummation of each of the transactions herein contemplated, the compliance with each of the terms and provisions hereof or thereof, and the issuance, delivery and performance of the Notes, do not and will not (i) violate any material provision of any Law or any governmental rule or regulation applicable to any of the Company and its Subsidiaries, the Certificate or Articles of Incorporation or By-laws or other organizational documents of any of them or any order, judgment or decree of any court or other agency of government binding on any of them, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Permit or any Contractual Obligation of any of the Company or its Subsidiaries, except for those conflicts, breaches or defaults which would not result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any of the Company or its Subsidiaries except for Liens created pursuant to this Agreement, (iv) require any approval of stockholders or any approval or consent of any Person under any Permit or any Contractual Obligation of any of the Company or its Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

                  (2) No consent, approval, authorization or order of any Tribunal or other Person is required in connection with the execution and delivery by the Company or any of its Subsidiaries, to the extent a party thereto, of the Loan Documents or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect.

                  4.4 Enforceable Obligations. Each of the Loan Documents and each other document or instrument to be delivered in connection therewith has been duly authorized; each of the Loan Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the Closing Date has been duly executed and delivered by the Company and each of its Subsidiaries that are a party thereto; and each of the Loan Documents and each other document or instrument to be delivered in connection therewith to be executed and delivered on or prior to the Closing Date is, and each of the Loan Documents to be executed and delivered after the Closing Date will be, upon such execution and delivery, the legal, valid and binding obligations of the Company and each such

Subsidiary (to the extent a party thereto), enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.5 Properties; Liens. Each of the Company and its Subsidiaries has good, sufficient and legal title to all their respective properties and assets, and all properties held under lease by any of them are held under valid, subsisting and enforceable leases, and none of the Company or its Subsidiaries is in default under any lease, except in each case for such defects or defaults that, singly or in the aggregate, would not have a Material Adverse Effect. Except for Permitted Liens, as reflected on Schedule D annexed hereto, or as permitted by this Agreement, all such properties and assets owned or leased are so owned or leased free and clear of Liens.

                  4.6      Financial Condition.

                  (1) The audited Financial Statements of the Company and its Subsidiaries for the two-year period ended December 31, 1999, certified by the Company's Auditors, copies of which have been delivered to the Agent, have been prepared from, and are consistent with, the books and records of the Company and its Subsidiaries and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended, except as otherwise disclosed on Schedule K. Except as disclosed on Schedule K, neither the Company nor any of its Subsidiaries had at December 31, 1999, any material contingent liabilities, liabilities for Taxes or long-term leases, unusual forward or long-term commitments or unrealized or unanticipated losses from any unfavorable commitments which are not reflected or reserved against in the foregoing Financial Statements or in the notes thereto. No events or developments which have had or could reasonably be expected to have a Material Adverse Effect have occurred since December 31, 1999.

                  (2) The unaudited selected financial information of the Company and its Subsidiaries meeting the requirements of Item 301(a) of Regulation S-K for the three fiscal years immediately preceding the two fiscal year period ended December 31, 1999 or since inception, whichever is less, a copy of which has been delivered to the Agent, have been prepared from, and are consistent with, the books and records of the Company and its Subsidiaries and fairly present the consolidated financial position of the Company and its Subsidiaries as of such date and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the period covered thereby, subject to normal year-end audit adjustments, consistent with past practices. Except as disclosed on Schedule K, neither the

Company nor any of its Subsidiaries had on such date any material contingent liabilities, liabilities for Taxes or long-term leases, unusual forward or long-term commitment or unrealized or unanticipated losses from any unfavorable commitment which are not reflected or reserved against in the foregoing statements or in the notes thereto.

                  (3) The pro forma balance sheet of the Company and its Subsidiaries as of December 31, 1999, a copy of which has heretofore been furnished to the Agent, fairly presents the estimated consolidated opening balance sheet of the Company and its Subsidiaries assuming the Loans had been made as of December 31, 1999, and the financial condition of the Company on the Closing Date does not differ in any material respect from the information therein set forth.

                  (4) Upon giving effect to the Loans:

                    (1) The fair saleable value of the assets of the Company and each of its Subsidiaries, on a stand-alone basis, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Person as they mature.

                    (2) The assets of each of the Company and its Subsidiaries, on a stand-alone basis, do not constitute unreasonably small capital for any such Person to carry out its business as now conducted and as proposed to be conducted including the capital needs of any such Person, taking into account the particular capital requirements of the business conducted by such Person, and projected capital requirements and capital availability thereof in accordance with the business plan of the Company and its Subsidiaries.

                    (3) The Company does not intend to, and does not intend to permit any of its Subsidiaries to, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of Indebtedness of each such Person). The cash flow of the Company and each of its Subsidiaries, after taking into account all anticipated uses of the cash of each such Person, will at all times be sufficient to pay all amounts on or in respect of debt of each such company when such amounts are required to be paid.

                    (4) The Company does not intend, and does not believe, that final judgments against any of the Company or its Subsidiaries in actions for money damages will be rendered at a time when, or in an amount such that, any such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of the Company and each of its Subsidiaries, on a stand-alone basis, after taking into account all other anticipated uses of the cash of each such Person (including the payments on or in respect of Indebtedness referred to in paragraph (iii) of this Section 4.6(d)), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

                  4.7 Full Disclosure. The financial projections (including, without limitation, the pro forma financial statements included therewith) heretofore furnished to the Agent by the Company are complete, were prepared by or under the direction of an officer of the Company and were prepared in good faith on the basis of information and assumptions that the Company believed to be fair, complete and reasonable as of the date of such information, and which assumptions are believed to be fair, complete and reasonable as of the date hereof. All other factual information heretofore or contemporaneously furnished in writing by or on behalf of the Company or any of its Subsidiaries to the Agent or Lenders for purposes of or in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein, in light of circumstances under which they were made, from being misleading. No fact is known, no condition exists nor has any event occurred which has not been disclosed herein or in any other document, certificate or statement furnished to the Agent or the Lenders for use in the transactions contemplated hereby which, singly or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

                  4.8 No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

                  4.9 Compliance with Contracts, Etc. None of the Company or any of its Subsidiaries is in violation of (i) its certificate of incorporation, by-laws or other organizational documents or (ii) any material provision of any applicable Law, ordinance, administrative or governmental rule or regulation, or
(iii) any order, decree or judgment of any Tribunal having jurisdiction over any of them; no event of default or event that but for the giving of notice or the lapse of time, or both, would constitute an event of default exists under any material Contractual Obligation of the Company or any of its Subsidiaries, except for those which would not result in a Material Adverse Effect.

                  4.10 No Litigation. Except as described in Schedule E attached hereto, there is no Litigation pending or, to the best knowledge of the Company after due investigation, threatened, by, against, or which may relate to or affect (a) any benefit plan of the Company or any of its Subsidiaries or any fiduciary or administrator thereof, or (b) the Company or any of its Subsidiaries which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are no outstanding injunctions or restraining orders prohibiting consummation of any of the transactions contemplated by the Loan Documents. There are no unsatisfied judgments against the Company or any of its Subsidiaries or any of their respective businesses or activities in excess of $100,000. Except as specifically noted on Schedule E, neither the Company nor any of its Subsidiaries has been advised that there is a reasonable likelihood of an adverse determination of any Litigation which adverse determination, should it occur, would have a Material Adverse Effect.

                  4.11 Use of Proceeds; Margin Stock, Etc. The proceeds of the Loans will be used solely for the purposes specified herein. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation T, U or X, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry a Margin Stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of the applicable provisions of Regulation T, U or X. Neither the Company nor any of its Subsidiaries has taken or will take any action which might cause any of the Loan Documents to violate the applicable provisions of Regulation T, U or X, or any other regulation of the Board of Governors of the Federal Reserve System.

                  4.12 Taxes. Except as set forth on Schedule L hereto, all Tax returns required to be filed by the Company and each of its Subsidiaries have been filed and all such re- turns are true, complete, and correct in all material respects. All Taxes that are due or claimed to be due from the Company and each of its Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its Subsidiaries in accordance with GAAP. There are no proposed Tax assessments against the Company or any of its Subsidiaries. To the best knowledge and belief of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any Taxable period not finally determined are adequate to meet any assessments of Tax for any such period.

                  4.13     ERISA.

                  (1) The Company, each Subsidiary and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of the Internal Revenue Code and ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

                  (2) No ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of the Company or any Subsidiary of the Company or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement.

                  (3) Except as disclosed on Schedule F annexed hereto and except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of the Company or any Subsidiary or any of their respective ERISA Affiliates.

                  (4) In accordance with the most recent actuarial valuations, the Amount of Unfunded Benefit Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), does not exceed $500,000.

                  (5) The Company and each of its Subsidiaries and each of the Foreign Plans are in compliance in all material respects with all applicable Laws and regulations with respect to the Foreign Plans and the terms of the Foreign Plans, and all required contributions have been made to the Foreign Plans.

                  4.14 Government Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or other Law which regulates the Incurrence by the Company or any of its Subsidiaries of Indebtedness, including, but not limited to, Laws relating to common carriers or the sale of electricity, gas, steam, water or other public utility services.

                  4.15 Capital Structure and Subsidiaries. The Company has no interest in any Person other than the Subsidiaries of the Company set forth on Schedule A and other Investments of the Company as set forth on Schedule G attached hereto (as such schedules may be updated from time to time to give effect to transactions permitted under the Loan Documents), and the Company will own, free and clear of all Liens, claims or restrictions on voting or transfer (other than Permitted Liens, interests described on Schedule D attached hereto or as otherwise permitted by this Agreement), 100% of all classes of outstanding Capital Stock of each of the entities set forth on such Schedule A, except as specified on Schedule A. All of the issued and outstanding shares of Capital Stock of the Company and of each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Except as set forth on Schedule A, neither the Company nor any of its Subsidiaries has granted or issued, or has agreed to grant or issue, any puts, calls or other similar rights to any Person obligating the Company or any of its Subsidiaries to purchase or redeem any Capital Stock or any options, warrants or similar rights to any Person to acquire any shares of, or other Securities convertible into, the Company's or any of its Subsidiaries' Capital Stock other than stock options or phantom equity rights granted to directors, officers and employees in the ordinary course of business.

                  4.16     Intellectual Property.

                  (1) Schedule H annexed hereto sets forth a complete and correct list, as of the Closing Date, of: (i) all patented or registered Intellectual Property and pending patent applications or applications for registration of Intellectual Property owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) all trade names and unregistered trademarks or service marks owned by or used by the Company or any of its Subsidiaries; and (iii) all licenses of Intellectual Property to which the Company or any of its Subsidiaries is a party, either as licensee or licensor other than "off the shelf" licenses. Except as set forth on Schedule H, the Company and its Subsidiaries own or are licensed to use all Intellectual Property necessary to permit the operation of their businesses as currently conducted.

                  (2) Except as disclosed in Schedule H, no claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. Except as disclosed in Schedule H, to the knowledge of the Company, the use of such Intellectual Property by the Company or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Company or any of its Subsidiaries that would have a Material Adverse Effect.

                  4.17 Environmental Matters. Except as set forth in Schedule C annexed hereto:

                  (1) the operations of each of the Company and its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply with all Environmental Laws except for any such noncompliance which would not reasonably be expected to have a Material Adverse Effect;

                  (2) to the Company's knowledge, there are no Environmental Laws, including such Laws which have been formally proposed for public comment, which would reasonably be expected to result in material expenditures by the Company or any of its Subsidiaries, and no such Environmental Laws would reasonably be expected to interfere in any way with current or projected operations of the Company or any of its Subsidiaries, in each case except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (3) each of the Company and its Subsidiaries has obtained all Permits under Environmental Laws necessary to their respective operations, and all such Permits are in full force and effect, and each of the Company and its Subsidiaries is in compliance with the terms and conditions of such Permits except for any such failure to obtain, maintain or comply which would not reasonably be expected to have a Material Adverse Effect;

                  (4) none of the Company or its Subsidiaries has received (a) a written Environmental Claim except for an Environmental Claim which would not reasonably be expected to have a Material Adverse Effect or (b) any request for information under Section 104 of CERCLA or comparable foreign or state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect;

                  (5) none of the Company or its Subsidiaries is involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Facility or at any other location except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (6) none of the Company or its Subsidiaries or any Facilities are subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                  (7) none of the Company or its Subsidiaries or any of their respective operations or any Facilities are subject to any outstanding written order, decree or agreement with any governmental authority or private party relating to (a) any actual or potential violation of or liability under Environmental Laws or (b) any Environmental Claims except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (8) none of the Company or its Subsidiaries has assumed by contract, law or otherwise any obligation or liability under any Environmental Law except for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (9) none of the Company or its Subsidiaries or, to the best of the Company's knowledge, any predecessor of any of the Company or its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent except for such notices which would not reasonably be expected to have a Material Adverse Effect;

                  (10) no Facilities are listed or proposed for listing on the National Priorities List under CERCLA or listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or included on any similar list maintained by any governmental authority except in each case for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect;

                  (11) no Hazardous Materials exist on, under or about any Facility in a manner that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect, and none of the Company or its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                  (12) none of the Company or its Subsidiaries or, to the best of the Company's knowledge, any of their respective predecessors has disposed of, or arranged for the disposal or treatment of, any Hazardous Materials in a manner or at any Facility or other location that would reasonably be expected to give rise to an Environmental Claim having a Material Adverse Effect;

                  (13) no underground storage tanks, landfills or surface impoundments are on, at or under any Facility except in each case for such of the foregoing which would not reasonably be expected to have a Material Adverse Effect; and

                  (14) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility or other assets of the Company or any of its Subsidiaries except for any such Lien which would not reasonably be expected to have a Material Adverse Effect.

                  Notwithstanding anything in this Section 4.17 to the contrary, there are no past or present events, conditions, circumstances or activities, including, without limitation, any matter disclosed on Schedule C annexed hereto, which may interfere with compliance by the Company or its Subsidiaries with any Environmental Law, or which may give rise to any liability under any Environmental Law which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  4.18 Permits. Except as disclosed on Schedule I, the Company and its Subsidiaries have, and immediately after the Loans will have all Permits that are material to the condition (financial or otherwise), business, operations, assets, property or prospects of the Company and its Subsidiaries, taken as a whole. Except as disclosed on Schedule I, the Company and its Subsidiaries have, and immediately after the Loans will have all German Permits and all Polish Permits that are material to the German Operations or the Polish Operations, as the case may be. The Company and its Subsidiaries are (and will be immediately after the Loans) in compliance with all applicable Laws of all Tribunals having jurisdiction over the conduct of their businesses, except (a) other than with respect to the German Operations and the Polish Operations, where failure to so comply would not adversely effect the conduct of business of the Company and its Subsidiaries in the manner presently conducted and as contemplated to be conducted, and (b) with respect to the German Operations and the Polish Operations, where failure to do so would have an immaterial effect on the German Operations and the Polish Operations, as the case may be. All Permits (other than the German Permits and the Polish Permits) are valid and in full force and effect and will be valid and in full force and effect following the making of the Loans, except to the extent lack thereof would not adversely effect in any material respect the conduct of the business of the Company and its Subsidiaries in the manner presently conducted and as contemplated to be conducted. All German Permits and all Polish Permits are valid and in full force and effect and will be valid and in full force and effect following the making of the Loans, except to the extent lack thereof would have an immaterial effect on the German Operations or the Polish Operations, as the case may be. Schedule I annexed hereto sets forth a complete and correct list, as of the Closing Date, of each Permit which is either a license to provide telecommunications services or use frequencies and which is held by or granted to the Company and its Subsidiaries, together with the expiration date thereof. The Company and its Subsidiaries are, and immediately after the Loans will be, in compliance with their respective obligations under the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, cancellation, revocation or termination of such Permits, except for any such cancellation, revocation or termination as would not (x) except with respect to the German Permits and the Polish Permits, adversely effect in any material respect the business of the Company and its Subsidiaries in the manner as presently conducted and as contemplated to be conducted or (y) with respect to the German Permits and the Polish Permits, have a material effect on the German Operations or the Polish Operations, as the case may be. Except as otherwise set forth therein, all Permits listed on Schedule I are final, and all appeal periods with respect thereto have expired or terminated. The information set forth in each application and any amendment or supplement thereto submitted in connection with each Permit was accurate and complete in all material respects at the time of submission. All amendments and supplements required to be filed by applicable Law or by the terms of any Permit obtained by or on behalf of the Company or any of its Subsidiaries have been filed by the time required. Except as described on
Schedule I hereto, to the best of the Company's and each of its Subsidiary's knowledge, none of the Company or any of its Subsidiaries is party to any investigation, notice of violation, order or complaint before any court or regulatory body or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of the Permits listed on Schedule I. Except as described on Schedule I hereto, neither Company nor any of its Subsidiaries has any reason to believe (other than in connection with there being no legal assurance thereof) that the Permits listed on Schedule I will not be renewed in the ordinary course.

                  4.19 Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance (including self-insurance) in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar businesses, and all such insurance is (and will be immediately after the Loans) in full force and effect.

                  4.20 Labor Matters. No labor disturbance by the employees of the Company and its Subsidiaries exists or, to the best knowledge of the Company, is threatened, and the Company is not aware of any existing or imminent labor disturbance by the employees of the Company's or its Subsidiaries' principal suppliers, manufacturers or customers that could, singly or in the aggregate, have a Material Adverse Effect.

                  4.21 Guarantees. Each Guarantor has the full corporate or other power, authority and capacity to execute and deliver its Guarantee and to perform all of its obligations to be performed thereunder; all corporate and other acts, conditions and things required to be done and performed or to have occurred prior to such execution and delivery to constitute such Guarantee as a valid and legally binding obligation of such Guarantor enforceable in accordance with its terms shall have been done and performed and shall have occurred in due compliance with all applicable Laws; the execution, delivery and performance of such Guarantee by such Guarantor will not (i) violate any material provision of Law or any provision of the charter or by-laws or other organizational documents of such Guarantor, or (ii) result in a breach of, a default under (including, without limitation, any event which with notice or lapse of time, or both, would constitute a breach of or a default under), or the creation of any Lien on the properties or assets of such Guarantor, the Company or any other Subsidiary of the Company under any Contract or agreement to which such Guarantor or the Company or such other Subsidiary is a party or by which the properties or assets of such Guarantor, the Company or such other Subsidiary may be bound or affected, except for those which would not have a Material Adverse Effect; each Guarantee executed and delivered by a Guarantor shall constitute the legal, valid, binding and unconditional obligations of such Guarantor executing and delivering it to the Lenders hereunder, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and the foregoing representations and warranties of the Company shall be deemed for all purposes to have been made on each date when a Guarantee is delivered hereunder with respect solely to that Guarantee and the Guarantor so issuing such Guarantee.

                  4.22 Broker's or Finder's Fees. Except as disclosed on Schedule J, no broker's or finder's fees or commissions will be payable by the Company or any of its Subsidiaries with respect to any transaction contemplated hereby and no similar fees or commissions will be payable by the Company or any of its Subsidiaries for any other services rendered to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby. The Company represents, warrants, covenants and agrees that the Company will indemnify the Lenders and the Agent against, and hold each of them completely harmless from and against, any and all claims, demands or liabilities for broker's or finder's fees or similar fees or commissions asserted to have been incurred in connection with any of the transactions contemplated hereby.

                  4.23 Operation of Business. From the end of the most recently ended fiscal year for which audited financial statements of the Company have been provided to the Arrangers, each of the Company and its Subsidiaries shall have operated its business in the ordinary course.

SECTION 4A.   REPRESENTATIONS AND WARRANTIES OF THE LENDERS

                  Each of the Lenders represents and warrants to the Company that, at the time of execution hereof and on the Closing Date, the following statements are true, correct and complete:

                  4A.1 Accredited Investor. Such Lender is an institutional Accredited investor@ within the meaning of Regulation D of the Securities Act and the Notes to be acquired by it pursuant to this Agreement are being acquired for its own account and without a view to, or for resale in connection with, any distribution thereof or any interest therein; provided that the provisions of this Section shall not prejudice such Lender=s right at all times to sell or otherwise dispose of all or any part of the Notes so acquired pursuant to the terms of this Agreement, a registration under the Securities Act or an exemption from such registration available under the Securities Act.

                  4A.2 Knowledge and Experience. Such Lender has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes, such Lender is capable of bearing the economic risks of such investment and such Lender has had the opportunity to conduct its own due diligence investigation in relation to its making of the Loans and the acquisition of the Notes hereunder.

                  4A.3 Source of Funds. No part of the funds used by such Lender to make the Loans hereunder constitutes assets of any Aplan@ (as defined in Section 4975 of the Internal Revenue Code).

SECTION 5.        AFFIRMATIVE COVENANTS

                  The Company covenants and agrees that, until the Loans and the Notes and all other amounts due under this Agreement have been indefeasibly paid in full in cash and all Commitments have terminated, it shall fully and timely perform all covenants in this Section 5 required to be performed by it.

                  5.1 Financial Statements and Other Reports. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. The Company shall timely deliver to the Agent the information listed below in paragraphs (a) through (d) and shall timely give the Agent the notices listed below in paragraphs (e) through (i):

                  (1) Annual Financial Statements. As soon as available, but not later than 90 days after each Fiscal Year end: (i) the annual audited Financial Statements of the Company and its Subsidiaries; (ii) a comparison in reasonable detail to the prior year audited Financial Statements; (iii) the Auditors' unqualified opinion and "Management Letter" subject to customary restrictions;
(iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Company and its Subsidiaries for such Fiscal Year, prepared by the chief financial officer of the Company; and (v) a Compliance Certificate signed by the chief financial officer and another Officer of the Company. All such Financial Statements shall be prepared from and on a basis consistent with the books and records of the Company and its Subsidiaries. All such Financial Statements shall fairly represent the consolidated position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended.

                  (2) Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters:
(i) Financial Statements of the Company and its Subsidiaries as of the fiscal quarter then ended, and for the Fiscal Year to date; (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior Fiscal Year; (iii) the certification of the chief executive officer or chief financial officer of the Company that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments); (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Company and its Subsidiaries for such fiscal quarter and Fiscal Year to date, prepared by the chief financial officer of the Company; and (v) a Compliance Certificate signed by the chief financial officer and another Officer of the Company. All such Financial Statements shall fairly represent the consolidated position of the

Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended (subject to year-end adjustments).

                  (3) Monthly Financial Statements. As soon as available, but not later than 45 days after the end of each month: (i) a consolidated and consolidating balance sheet for the Company and its Subsidiaries as at the end of such month and for the Fiscal Year to date and consolidated and consolidating statements of operations and cash flows for such month and for the Fiscal Year to date; (ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same year to date period in the prior year; and
(iii) a certification by the chief financial officer of the Company that such balance sheet, statement of operations and statement of cash flows fairly represent the consolidated position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended (subject to year-end adjustments). All Financial Statements shall be in the form in which they are prepared internally by the Company and its Subsidiaries.

                  (4) Further Assurances. When reasonably requested by the Agent or any Lender, any further information regarding the business affairs and financial condition of the Company or any of its Subsidiaries.

                  (5) Notice of Defaults. Promptly, and in any event within two
(2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Company specifying the nature thereof and the Company's proposed response thereto, each in reasonable detail.

                  (6) Proceedings or Adverse Changes. Promptly, and in any event within five (5) Business Days after the Company becomes aware of (i) any proceeding being instituted by or against the Company or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) seeking an injunction or any such proceeding being instituted or threatened which, if adversely determined, could have a Material Adverse Effect, (ii) any order, judgment or decree in excess of $1,000,000 being entered against the Company or any Subsidiary or any of their respective properties or assets or (iii) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by the Company or any Subsidiary.

                  (7) ERISA Notices. (i) Promptly, and in any event within ten
(10) Business Days after the Company, any of its Subsidiaries or any ERISA Affiliate knows that an ERISA Event has occurred, a written statement of the chief financial officer of the Company describing such ERISA Event and any action that is being taken with respect thereto by the Company, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or the PBGC. The Company, such Subsidiary and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Employee Benefit Plan of which it is the plan sponsor; (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Employee Benefit Plan and all communications received by the Company, any of its Subsidiaries or any ERISA Affiliate with respect to such request; and (iii) promptly, and in any event within three (3) Business Days after receipt by the Company, any of its Subsidiaries or any ERISA Affiliate, of the PBGC's intention to terminate an Employee Benefit Plan or to have a trustee appointed to administer an Employee Benefit Plan, copies of each such notice.

                  (8) Environmental and Health and Safety Notices. Promptly, and in any event within ten (10) Business Days after receipt by the Company or any Guarantor of any notice, complaint or order alleging actual or prospective violation in any material respect of any Environmental Law or health or safety Law or alleging responsibility for costs of a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by the Company or any Subsidiary.

                  (9) Material Contracts and Permits. Promptly, and in any event within ten (10) Business Days after any Material Contract or Permit is terminated or amended or any new Material Contract or new Permit is entered into or issued by or to the Company or any of its Subsidiaries, a written statement describing such event, with copies of amendments or new contracts or Permits, and an explanation of any actions being taken with respect thereto.

                  5.2 Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect and cause each of its Subsidiaries to preserve and keep in full force and effect its corporate (or other) existence and rights and franchises to its business, except where the failure to so preserve or keep such rights and franchises will not, singly or in the aggregate, have a Material Adverse Effect.

                  5.3      Payment of Taxes and Claims; Tax Consolidation.

                  (1) The Company will, and will cause each of its Subsidiaries to, pay all Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or may become a Lien upon any of its properties or assets prior to the time when any material penalty or fine shall be incurred with respect thereto; provided, however, that no such charge or claim need be paid if it is a Contested Claim.

                  (2) The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated, combined or unitary income or franchise tax return with any Person (other than with the Company or any of its Subsidiaries so long as the filing of such tax return is permitted by applicable Law).

                  5.4 Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Company and its Subsidiaries and from time to time promptly will make or cause to be made all necessary repairs, renewals and replacements thereof; provided, however, that nothing in this Section 5.4 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any such properties, or disposing of any of them, if such action is in the ordinary course of business or, in the reasonable good faith judgment of the Company, necessary or desirable in the conduct of its business or otherwise permitted by this Agreement. The Company will maintain or cause to be maintained, with financially sound and reputable insurers or with self insurance programs, in each case to the extent consistent with prudent business practices and customary in its industries, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar properties in the same general respective areas in which the Company and its Subsidiaries operate.

                  5.5 Inspection. The Company shall permit any authorized representatives designated by the Lenders to visit and inspect any of the properties of the Company or its Subsidiaries, including, without limitation, its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

                  5.6 Equal Security for Loans and Notes. If the Company or any of its Subsidiaries shall create, assume or suffer to exist any Lien upon any of their respective property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.2, the Company shall, concurrently with the effectiveness of such Lien, make or cause to be made effective provision whereby the Obligations under this Agreement will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured as long as any such Indebtedness shall be secured; provided, however, that this covenant shall not be construed as or deemed to be a consent by the Lenders to any violation of the provisions of Section 6.2.

                  5.7 Compliance with Laws, Etc. The Company shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all applicable Laws of any Tribunal.

                  5.8 Maintenance of Accurate Records, Etc. The Company shall keep, and will cause each of its Subsidiaries to keep, true books and records and accounts in which full and correct entries will be made of all its respective business transactions, and will reflect, and cause each of its Subsidiaries to reflect, in its respective financial statements adequate accruals and appropriations to reserves all in accordance with GAAP and consistent with prior business practices.

                  5.9 Permits. The Company shall, and shall cause each of its Subsidiaries to, at all times promptly obtain as required, preserve, maintain, protect, keep in full force and effect and comply with all terms, conditions and requirements of its respective Permits and other licenses, authorizations, approvals and consents necessary or material in the conduct of its operations and all rights and interests therein or thereunder, except (i) other than with respect to the German Permits and the Polish Permits, where the failure do so would not have a Material Adverse Effect, and (ii) with respect to the German Permits and the Polish Permits, where the failure do so would have an immaterial effect on the German Operations or the Polish Operations, as the case may be. The Company shall, and shall cause each of its Subsidiaries to, at all times, as promptly as practicable, obtain as required all Permits necessary to operate each base station operated by the Company or such Subsidiary.

                  5.10     Permanent Financing.

                  (1) The Company shall, and shall cause each of its Subsidiaries to, take all actions reasonably necessary or advisable to cause the Take-Out Securities to be issued as promptly as practicable following the Closing Date, the proceeds of which shall be used to repay the Loans in whole on or before the Maturity Date.

                  (2) The Company agrees to provide to the Arrangers as soon as reasonably practicable, but in no event later than sixty (60) days after the Closing Date a complete draft of a registration statement or a Rule 144A offering memorandum or other private placement memorandum relating to the Permanent Financing, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company as provided in

Statement on Auditing Standards No. 71) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act.

                  (3) The Company further agrees to provide to DLJSC as soon as reasonably practicable a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary road show relating to the issuance of debt or equity Securities (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 71) and all appropriate pro forma financial statements) prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act. The Company shall, as soon as reasonably practicable, commence the preparation of materials for a presentation to Standard & Poor's Rating Group and Moody's Investors Service, Inc. for a rating on the new Securities, to the extent constituting debt Securities.

                  (4) The Company covenants that it will, and will cause each of its Wholly Owned Subsidiaries and each of its other Subsidiaries that is not a Wholly Owned Subsidiary (other than Foreign Subsidiaries that are not Wholly Owned Subsidiaries) to, enter into such agreements as in the reasonable judgment of DLJSC are customary in connection with the Permanent Financing, make such filings under the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, as amended, and State or foreign securities laws as in the reasonable judgment of DLJSC shall be required to permit consummation of the Permanent Financing, and take such steps as in the reasonable judgment of DLJSC are necessary to cause such filings to become effective or in the reasonable judgment of DLJSC are otherwise required to consummate the Permanent Financing.

                  5.11 ERISA Compliance. Each of the Company and its Subsidiaries will (a) make prompt payment of all contributions which it is obligated to make under all Pension Plans and which are required to meet the minimum funding standard set forth in ERISA with respect to each of the Pension Plans, (b) within 30 days after the filing thereof, furnish to the Lenders each Schedule B to the annual return/report (Form 5500 Series), required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, with respect to each of the Pension Plans that is not a Multiemployer Plan for each Plan year, and (c) notify the Lenders promptly upon becoming aware of any fact, including but not limited to, any Reportable Event arising in connection with any of the Pension Plans that is not a Multiemployer Plan, which could be reasonably expected to constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United

States District Court of a trustee to administer such Pension Plan, together with a statement as to the action, if any, proposed to be taken with respect thereto.

                  5.12 Additional Guarantors. The Company will cause any Person which becomes a Subsidiary of the Company, other than a Foreign Subsidiary, (whether by creation, acquisition or otherwise) having total assets with a book value in excess of $500,000 or earns, in any fiscal year, revenues in excess of $500,000, and in the case of any such Subsidiary which does not have a book value in excess of $500,000 or does not earn, in any fiscal year, revenues in excess of $500,000, when such Subsidiary obtains assets with a book value in excess of $500,000 or earns, in any fiscal year, revenues in excess of $500,000, to execute and deliver a Joinder to Guarantee, in the form of Exhibit VII annexed hereto, and otherwise in form and substance satisfactory to the Agent (and with such documentation relating thereto as the Agent shall require, including, without limitation, a supplement or amendment to this Agreement and opinions of counsel as to the enforceability of such guarantee (subject to customary exceptions)) pursuant to which such Subsidiary shall become a Guarantor of the Loans and this Agreement in accordance with Section 9 with the same effect and to the same extent as if such Person had been named herein as a Guarantor.

                  5.13 Execution of Collateral Documents After the Closing Date. In the event that the Company acquires Capital Stock of any Person after the Closing Date, the Company will promptly notify the Agent of that fact and execute and deliver to the Agent a counterpart of the Pledge Agreement, in all respects satisfactory to the Lenders, and take all such further actions and execute all such further documents and instruments (including, without limitation, actions, documents and instruments comparable to those described in
Section 3.1(a)(x)) as may be necessary or, in the opinion of the Lenders, desirable to create in favor of the Agent, for the benefit of the Lenders, a valid and perfected first priority Lien on 100% of such Capital Stock owned by the Company (except with respect to Capital Stock in a Person which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations in a country other than the United States of America, in which case the Company shall be required to pledge, in accordance with the foregoing provisions, the lesser of (A) 65% of the outstanding Capital Stock of such Person or (B) 100% of the Capital Stock of such Person owned by the Company).

                  5.14     Abrared S.A.

                  (1) The Company shall, and shall cause its Subsidiaries to, cause the organizational and other agreements adopted and executed pursuant to the Memorandum of Understanding to (i) provide FII with the voting rights as substantially set forth in the Memorandum of Understanding and (ii) effectuate the supermajority provisions as substantially set forth in the Memorandum of Understanding.

                  (2) The Company shall, and shall cause its Subsidiaries to, cause FII at all times to exercise its voting and other rights under the agreements referred to in clause (a) above to prevent any action of Abrared S.A. which would result in a default in the performance of or compliance with any covenant, term or condition contained in this Agreement or the other Loan Documents assuming, for the purposes of application of this clause (b) only, that each reference to "Subsidiary" of the Company in this Agreement and the other Loan Documents included Abrared S.A., except where compliance with this clause (b) would cause FII or any of its Subsidiaries or any directors of Abrared S.A. nominated or appointed by FII or any of its Subsidiaries to breach its fiduciary duty to Abrared S.A. or to the other shareholders of Abrared S.A.

                  5.15 Delivery of Local Counsel Opinions After the Closing Date. No later than ten (10) Business Days after the finalization and issuance of Auctioned License Number 10 in Switzerland, the Company shall deliver to the Agent originally executed copies of a favorable written opinion of local counsel for the Company and the Guarantors in Switzerland, substantially in the form of
Exhibit VI annexed hereto (or otherwise in form and substance reasonably satisfactory to the Lenders), addressed to the Lenders, addressing such items as the Lenders may request, including the validity of the licenses used by the Company and its Subsidiaries in Switzerland.

SECTION 6.        NEGATIVE COVENANTS

                  The Company covenants and agrees that, until the Loans and the Notes and all other amounts due under this Agreement have been indefeasibly paid in full in cash and all Commitments have terminated, it shall fully and timely perform all covenants in this Section 6.

                  6.1 Indebtedness. The Company shall not, nor shall it cause or permit any of its Subsidiaries, directly or indirectly, to Incur any Indebtedness, except for the following ("Permitted Indebtedness"):

                  (1) Obligations under the Loan Documents, including the Notes and the Take-Out Securities;

                  (2) Indebtedness of the Company and its Subsidiaries outstanding on the Closing Date and described on Schedule B reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

                  (3) Interest Swap Obligations of the Company or any of its Subsidiaries covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with this Agreement to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                  (4) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

                  (5) Indebtedness of a Subsidiary to the Company or to another Subsidiary (other than Indebtedness owing to Formus Polska and Callino GmbH, except to the extent such Indebtedness is funded through Investments in Formus Polska or Callino GmbH, as the case may be, subsequent to the Closing Date) for so long as such Indebtedness is held by the Company or a Subsidiary in each case subject to no Lien held by a Person other than the Company or a Subsidiary (except as set forth in Schedule D attached hereto); provided that if as of any date any Person other than the Company or a Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                  (6) Indebtedness of the Company to a Subsidiary for so long as such Indebtedness is held by a Subsidiary, in each case subject to no Lien; provided that (i) any Indebtedness of the Company to any Subsidiary is unsecured and subordinated in right of payment, pursuant to a written agreement satisfactory to the Required Lenders, to the Company's Obligations under the Loan Documents and (ii) if as of any date any Person other than a Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

                  (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence;

                  (8) Indebtedness of the Company or any of its Subsidiaries in order to finance insurance premiums and other Indebtedness represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements, all in the ordinary course of business;

                  (9) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business in accordance with customary industry practice, in amounts and for purposes customary in the Company's industry;

                  (10) Indebtedness arising from agreements of the Company or a Subsidiary providing for adjustment of purchase price, earn out or other similar obligations, in each case, Incurred in connection with the disposition of any business, assets, or a Subsidiary of the Company or any of its Subsidiaries, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition;

                  (11)     Equipment Financing Obligations;

                  (12)     Refinancing Indebtedness;

                  (13) Contingent Obligations of the Company, FII and Formus International- Poland, Inc. under the WBD Line of Credit in an aggregate amount not to exceed i50,000,000;

                  (14) Contingent Obligations of the Company or any of its Subsidiaries to or supporting guarantees or deposits for the benefit of governmental and regulatory agencies arising in connection with applications or auctions for and issuances of and requirements under Permits in an aggregate amount not to exceed $50,000,000 (or the equivalent amount in any other currency); provided that the aggregate outstanding amount of such Contingent Obligations not arising in connection with auctions for Permits shall not at any time exceed $25,000,000 (or the equivalent amount in any other currency);

                  (15) Indebtedness of any Subsidiary of the Company constituting loans made by the shareholders of such Subsidiary in connection with shareholders and joint venture agreements;

                  (16)     Acquired Indebtedness;

                  (17) Indebtedness in an aggregate amount not to exceed $10,000,000 (or the equivalent amount in any other currency) in respect of deferred purchase price with respect to acquisitions of Persons that will become immediately after such transaction a Subsidiary of the Company or that will merge or consolidate into the Company or a Subsidiary of the Company (so long as the surviving entity of such merger or consolidation is the Company or a Subsidiary);

                  (18) pledges of equity interests of the borrower under Equipment Financing Obligations and/or the immediate parent of such borrower in connection with Equipment Financing Obligations;

                  (19) commitments to contribute capital (whether debt or equity) to Subsidiaries in connection with Equipment Financing Obligations in an aggregate amount not to exceed $50,000,000 (or the equivalent amount in any other currency); and

                  (20) commitments to make Investments in Abrared S.A. which are described in clause (xiii) of the definition in this Agreement of "Permitted Investments".

                  6.2 Liens. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, except for:

                  (i) Liens existing as of the Closing Date and described on Schedule D to the extent and in the manner such Liens are in effect on the Closing Date and described on Schedule D;

                  (ii)     Liens securing the Notes and the Guarantees;

                  (iii) Liens of the Company or a Wholly Owned Subsidiary on assets of any Subsidiary of the Company;

                  (iv) Liens securing Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been Incurred in accordance with the provisions of this Agreement; provided, however, that such Liens (y) are no less favorable to the Lenders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (z) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so Refinanced;

                  (v) Liens securing Equipment Financing Obligations Incurred in accordance with the provisions of this Agreement; provided, however, that (a) the Lien relates to assets of the Person Incurring such Indebtedness, Subsidiaries of such Person and that such Person is a Subsidiary of and (b) the Lien securing such Equipment Financing Obligations shall be created within 180 days of the acquisition of equipment financed with the proceeds of such Equipment Financing Obligations;

                  (vi) Liens on cash accounts securing Indebtedness permitted under Section 6.1(n) in an aggregate amount not to exceed $50,000,000 (or the equivalent amount in any other currency) outstanding at any time; provided that the aggregate outstanding amount of such Liens securing Indebtedness permitted under Section 6.1(n) not arising in connection with auctions for Permits shall not at any time exceed $25,000,000 (or the equivalent amount in any other currency)

                  (vii) Liens securing Indebtedness permitted under Section 6.1(o); and

                  (viii)   Permitted Liens.

                  6.3      Restricted Payments.

                  (1) The Company will not and will not cause or permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's or its Subsidiary's Capital Stock to holders of such Capital Stock,
(ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (iii) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or (iv) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses
(i), (ii), (iii) and (iv) being referred to as a "Restricted Payment").

                  (2) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (i) dividends or distributions payable to the Company or its Wholly Owned Subsidiaries; (ii) dividends or distributions payable to the holders of minority interests of Subsidiaries, to the extent pro rata dividends or distributions are concurrently made to the Company and its Wholly Owned Subsidiaries; (iii) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company solely in exchange for shares of Qualified Capital Stock of the Company but not the proceeds thereof; (iv) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness, either (1) solely in exchange for shares of Qualified Capital Stock of the Company or (2) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company; or (B) Refinancing Indebtedness; (v) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an amount not to exceed $500,000 in any calendar year and $1,000,000 in the aggregate, plus the aggregate cash proceeds from any reissuance during such calendar year of Common Stock by the Company to employ-ees, officers or directors of the Company and its Subsidiaries plus the aggregate cash proceeds from any payments on life insurance policies in which the Company or any of its Subsidiaries is the beneficiary with respect to any employees, officers or directors of the Company and its Subsidiaries which proceeds are used to purchase the Common Stock of the Company held by any such employees, officers or directors; (vi) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and (vii) repurchases of any Put Shares in connection with notices received by the Company during the period of September 30, 2000 through October 15, 2000 from Put Shareholders in accordance with the terms of the Letter Agreements, for an aggregate purchase price equal to the lesser of (a) sixty percent (60%) of the Excess and (b) $36,500,000.

                  Not later than the date of making any Restricted Payment, the Company shall deliver to the Agent an Officers' Certificate stating that such Restricted Payment complies with this Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

                  6.4 Restriction on Fundamental Changes. Except as otherwise permitted in this Agreement, the Company will not and will not cause or permit any of its Subsidiaries to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, whether as an entirety or substantially as an entirety to any Person.

                  For purposes of the foregoing, the transfer (by lease, assignment, sale, merger, consolidation or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company or such Subsidiary, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or such Subsidiary, as the case may be.

                  6.5 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries . Except as set forth in Schedule M, the Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to
(a) pay dividends or make any other distributions on or in respect of its Capital Stock owned by the Company or any of its Subsidiaries; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

(c) transfer any of its property or assets to the Company or any other Subsidiary, except, with respect to (a), (b) and (c) above, for such encumbrances or restrictions existing under or by reason of: (i) applicable Law;
(ii) the Loan Documents or the Take-Out Securities to the extent Incurred in accordance with this Agreement; (iii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary; (iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (v) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date; (vi) any restriction or encumbrance contained in contracts for sale of assets permitted by this Agreement in respect of the assets being sold pursuant to such contracts pending the close of such sale, which encumbrance or restriction is not applicable to any asset other than the asset being sold pursuant to such contract; (vii) Equipment Financing Obligations; (viii) an agreement governing Indebtedness Incurred to Refinance the Indebtedness Incurred pursuant to an agreement referred to in clause (iv) or (v) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements governing the Indebtedness being Refinanced; (ix) customary restrictions in joint venture arrangements or shareholder agreements; or (x) Permits that impose restrictions of the nature described in clause (c) above.

                  6.6      Transactions with Shareholders and Affiliates.

                  (1) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or the applicable Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5,000,000 (or the equivalent amount in any other currency) shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000 (or the equivalent amount in any other currency), the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and provide the same to the Agent; provided, however, that a fairness opinion shall not be required with respect to an Affiliate Transaction unless an executive officer, director or shareholder of the Company (or an Affiliate of any of them) has an equity or debt interest in the Affiliate party to the Affiliate Transaction (other than an indirect interest held by virtue of an ownership interest in the Company).

                  (2) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors and employees of the Company or any of its Subsidiaries as determined in good faith by the Company's Board of Directors or Senior Officers in connection with compensation and retention of such Persons; (ii) transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among any of the Subsidiaries of the Company; provided such transactions are not otherwise prohibited by this Agreement; (iii) Restricted Payments permitted by this Agreement; (iv) any issuance of Securities or other payments, awards or grants in cash, Securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of the Company entered into in the ordinary course of business in connection with director, officer and employee compensation and approved by the Board of Directors; and (v) loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2,000,000 (or the equivalent amount in any other currency) at any time outstanding.

                  6.7 Business Activities. The Company shall not, nor shall the Company cause or permit any of its Subsidiaries to, directly or indirectly, materially alter the nature of the consolidated business of the Company and its Subsidiaries from that in existence as of the Closing Date or similar or related businesses.

                  6.8 Amendments to Charter Documents. The Company shall not, nor shall it cause or permit any of its Subsidiaries to, amend its certificate of incorporation or by-laws or any other organizational document in any respect which could be materially adverse to the interests of the Lenders.

                  6.9      Asset Sales.

                  (1) The Company shall not, nor shall it cause or permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless
(i) the aggregate of all Asset Sales does not exceed $5,000,000 (or the equivalent amount in any other currency), (ii) the Company or such Subsidiary, as the case may be, receives consideration therefor at the time thereof at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock that is the subject of such Asset Sale, (iii) at least 85% of the consideration received therefor by the Company or such Subsidiary is in the form of cash or Cash Equivalents, and (iv) all of the Net Cash Proceeds in respect thereof are applied by the Company or a Subsidiary in accordance with
Section 2.4(b)(i).

                  (2) The restrictions set forth in clauses (a)(i), (iii) and
(iv) above shall not apply to any Capital Stock owned by FII or any Subsidiary of FII or any Capital Stock issued by any Subsidiary of FII, so long as, (i) to the extent such transfer is for cash consideration, the proceeds of such transfer are used, within ninety (90) days following such transfer or issuance by FII or Subsidiaries of FII or its Subsidiaries own equity, for the purpose of developing the broadband telecommunications business of FII and its Subsidiaries and (ii) to the extent such transfer is not for cash consideration, it consists of assets that are acquired within ninety (90) days of such equity issuance or transfer and are appropriate, in the judgment of the Board of Directors of the Company, for the purpose of developing the broadband telecommunication business of FII and its Subsidiaries ("Replacement Assets"); provided that (1) the aggregate amount of cash consideration and the aggregate fair market value of Replacement Assets received in connection with all such transactions (a) shall not exceed $20,000,000 (or the equivalent amount in any other currency), except as permitted pursuant to clause (2) below and (b) not invested in the broadband telecommunications business of Formus Polska and Callino GmbH shall not exceed $10,000,000 (or the equivalent amount in any other currency), (2) Capital Stock of Formus Polska and Callino GmbH may be so transferred or issued so long as, after giving effect to such transfer or issuance, the Company will continue to, directly or through Wholly Owned Subsidiaries, beneficially own and control an amount of common equity of such Subsidiary and an amount of votes ordinarily entitled, in the absence of contingencies, to vote in the election of directors of such Subsidiary and on the approval of other matters subject to stockholder vote equal, in each case, to 51% of the amount of such equity and votes held by the Company and its Subsidiaries as of the Closing Date hereof, and (3) the cash or other proceeds of any transfer or issuance of Capital Stock in Formus Polska and Callino GmbH shall be required to be invested in the broadband telecommunications business of Formus Polska and Callino GmbH.

SECTION 7.        EVENTS OF DEFAULT

                  If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                  7.1 Failure To Make Payments When Due. Failure to pay any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any Prepayment Premium or any interest on the Loans or any other amount due under this Agreement within five (5) days or more after the date due; or

                  7.2 Default in Other Agreements. Failure of the Company or any of its Subsidiaries to pay any principal or other amounts due on one or more issues of Indebtedness of the Company or of any of its Subsidiaries (other than Indebtedness referred to in Section 7.1) having an outstanding principal amount of $5,000,000 or greater or breach or default by the Company or any of its Subsidiaries with respect to any other term of any one or more issues of Indebtedness of the Company or of any of its Subsidiaries having an outstanding principal amount of $5,000,000 or greater or any agreement or instrument evidencing or securing such Indebtedness and such default or breach results or, with notice or the passage of time, would result in the acceleration of that Indebtedness prior to its stated maturity (or permit the holders of such Indebtedness to accelerate such maturity); or

                  7.3 Breach of Certain Covenants. Failure of the Company to perform or comply with any covenant, term or condition contained in Section 2.4(b), Section 5.1(e), Section 5.2 or Section 6; or

                  7.4 Breach of Warranty. Any representation, warranty or certification made or delivered by the Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by the Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any respect in all respects (with respect to representations, warranties and certifications qualified by materiality or Material Adverse Effect) and in all material respects (with respect to all other representations, warranties and certifications) on the date as of which made or deemed made; or

                  7.5 Other Defaults Under This Agreement or Loan Documents. The Company or any of its Subsidiaries shall default in the performance of or compliance with any covenant, term or condition contained in this Agreement or the other Loan Documents (other than those covered by Sections 7.1, 7.3, 7.4, or 7.10) and such default shall not have been remedied or waived in accordance with this Agreement within thirty (30) days after the date of written notice of such default from the holder or holders of not less than 25% in aggregate principal amount of the Loans then outstanding of such default; or

                  7.6 Involuntary Bankruptcy; Appointment of Custodian, Etc. A court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

                  (1) is for relief against the Company or any Subsidiary in an involuntary case or proceeding, or

                  (2) appoints a Custodian of the Company or any Subsidiary for all or substantially all of its properties, or

                  (3) orders the liquidation of the Company or any Subsidiary; and in each case the order or decree remains unstayed and in effect for sixty
(60) days; or

                  7.7 Voluntary Bankruptcy; Appointment of Custodian, Etc. The Company or any Subsidiary pursuant to or within the meaning of any Bankruptcy
Law:

                  (1)      commences a voluntary case or proceeding, or

                  (2) consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

                  (3) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

                  (4) makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

                  (5) consents to the filing of a petition in bankruptcy against it, or

                  (6) shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally; or

                  7.8 Judgments and Attachments. Any money judgment, writ of attachment or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $5,000,000 (to the extent not covered by third-party insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective properties or assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder; or

                  7.9 Dissolution. Any order, judgment or decree shall be entered against the Company or any Material Subsidiary decreeing the dissolution or split-up of the Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

                  7.10 Guarantee. (a) Any Guarantee or any provision thereof shall cease to be in full force or effect (other than in accordance with its express terms), or (b) any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under its Guarantee, or (c) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed, after giving effect to any applicable grace periods, pursuant to its Guarantee; or

                  7.11 Default Under Engagement Letter or in Payment of Fees. The Company shall default in the performance of or compliance with any covenant, term or condition contained in the Engagement Letter or the Fee Letter or default in payment of fees to the Lenders or the Arrangers; or

                  7.12 Material Contracts and Permits. (a) The Company shall breach or default under any Material Contract and such default or breach, if capable of remedy, is not remedied in any applicable grace period, (b)(i) any Permit shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Permit authorizing substantially the same operations, (ii) any Permit shall be cancelled, revoked, terminated, suspended or modified or shall no longer be in full force and effect and shall not have been renewed or replaced by another Permit authorizing substantially the same operations, or (iii) the grant or the effectiveness of any such Permit shall have been stayed, vacated, reversed or set aside, and, in each case, such action shall no longer be subject to further administrative or judicial review, in each case unless (x) except with respect to the German Permits and the Polish Permits, it would not materially adversely effect the conduct of the business of the Company and its Subsidiaries in the manner presently conducted and as contemplated to be conducted, and (y) with respect to the German Permits and the Polish Permits, it would have an immaterial effect on the German Operations or the Polish Operations, as the case may be; or

                  7.13 Liens. Any of the Loan Documents to which the Company or any Guarantor is a party shall for any reason fail to result in the Agent, for the benefit of the Lenders, having a valid, first priority perfected Lien on the collateral pledged under the Pledge Agreement; or

                  7.14 ERISA Event. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, has had or could reasonably be expected to result in a Material Adverse Effect; or

                  7.15 Change of Control. A Change of Control shall occur; THEN
(i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7, all of the unpaid principal amount of and accrued interest on the Loans and an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the amount that would be payable as a Prepayment Premium by the Company determined as of the date of the occurrence of any Event of Default, and all other outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the Commitments of the Lenders hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Agent shall, upon written notice by Lenders holding in the aggregate more than 25% of the outstanding principal amount of Loans, by written notice to the Company, declare all of the unpaid principal amount of and accrued interest on the Loans and an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the amount that would be payable as a Prepayment Premium by the Company determined as of the date of the occurrence of any Event of Default, and all other outstanding Obligations to be, and the same shall forthwith become, due and payable, and the Commitments of the Lenders hereunder shall thereupon terminate. The provisions of clause (ii) above are subject to the condition that if the principal of and accrued interest on all or any outstanding Loans and the Prepayment Premiums and all other outstanding Obligations have been declared immediately due and payable by reason of the occurrence of any Event of Default other than an Event of Default described in Sections 7.6 or 7.7, the Lenders holding in the aggregate more than 50% of the outstanding principal amount of Loans may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                  (i) no judgment or decree has been entered for the payment of any monies due pursuant to the Loans or this Agreement;

                  (ii) all arrears of interest upon all the Loans and all other sums payable under the Loans and under this Agreement (except any principal, interest or Prepayment Premium on the Loans which has become due and payable solely by reason of such declaration under clause (ii) above) shall have been duly paid; and

                  (iii) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to the terms of this Agreement;
and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto. If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right (in consultation with the other Arrangers) to designate one (1) representative to serve on the Company's Board of Directors; provided, however, that such right shall terminate if the Arrangers no longer retain at least 50% of the aggregate principal amount of outstanding Loans. If DLJ Bridge (in consultation with the other Arrangers) elects to make such designation, DLJ Bridge shall provide written notice to the Company of the designated representative. No later than five (5) Business Days after DLJ Bridge provides such notice to the Company, the Company shall provide written confirmation to DLJ Bridge that such designated representative is a member of the Company's Board of Directors and shall thereafter receive all notices and other benefits and rights of a member of the Company's Board of Directors. The designated representative may be replaced at any time at the sole election of DLJ Bridge by another representative designated by DLJ Bridge.

SECTION 8. THE AGENT

                  8.1 Appointment. Each Lender hereby irrevocably designates and appoints DLJ Bridge as Agent of such Lender to act as specified herein and in the other Loan Documents, and each Lender hereby irrevocably authorizes DLJ Bridge as the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 8. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 8 are solely for the benefit of the Agent and the Lenders, and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agent or trust with or for the Company or any of its Subsidiaries.

                  8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties (including counsel to the Company). The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.3.

                  8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct as finally and unappealably determined by a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Company or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Company or any of its Subsidiaries. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Company or any of its Subsidiaries to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

                  8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Agent and the Lenders, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

                  8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actually received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, as between the Agent and the Lenders unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company or its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, liabilities, property, financial and other condition or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such ratably according to their respective "percentages" as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, ex-penses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company or any of its Subsidiaries; provided, that no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent as finally and unappealably determined by a court of competent jurisdiction. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 8.7 shall survive the payment of all Obligations.

                  8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                  8.9 Resignation of the Agent; Successor Agent. The Agent may resign as the Agent upon ten (10) days' notice to the Lenders and the Company. Upon the resignation of the Agent, the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor Agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent or delegate its duties to the Lenders, whereupon such successor agent or the Lenders, as the case may be, shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor Agent or the Lenders, as the case may be, effective upon its or their appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of the Agent hereunder, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 9.        GUARANTEE

                  9.1 Unconditional Guarantee. Each Guarantor hereby unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the "Guarantee") to each of the Lenders and to the Agent and their respective successors and assigns, that the principal of and interest and Prepayment Premium on the Loans will be promptly paid in full when due, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Company to the Lenders or the Agent hereunder or thereunder (including the Obligations) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; subject, however, to the limitations set forth in Section 9.4. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement or any other Loan Document, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations (including, without limitation, payment of all Obligations) contained in the Loans, this Agreement, the other Loan Documents and in this Guarantee. If any Lender or the Agent is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Lenders and the Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

                  9.2 Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  9.3 Release of a Guarantor. Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets) to an entity which is not a Subsidiary of the Company and which sale or disposition is otherwise in compliance with the terms of this Agreement, such Guarantor shall be deemed released from all obligations under this Section 9 without any further action required on the part of the Agent or any Lender.

                  The Agent shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers' Certificate certifying as to the compliance with this Section 9.3. Any Guarantor not so released remains liable in all respects with respect to its Guarantee as provided in this Section 9.

                  9.4 Limitation of Guarantor's Liability. Each Guarantor and, by its acceptance hereof each of the Lenders, hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state Law. To effect the foregoing intention, the Lenders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 9.5, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

                  9.5 Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a "Funding Guarantor") under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company's obligations with respect to the Obligations. "Adjusted Net Assets" of such Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities Incurred on such date (other than liabilities of such Guarantor under Subordinated Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts, excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

                  9.6 Waiver of Subrogation. Until such time as all Obligations on the Loans are paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under its Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Lender against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Loans shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Agent for the benefit of such Lenders to be credited and applied upon the Loans, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.6 is knowingly made in contemplation of such benefits.

                  9.7 Waiver of Stay, Extension or Usury Laws. Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other Law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such Law had been enacted.

SECTION 10.       MISCELLANEOUS

                  10.1 Representation of the Lenders. Each Lender hereby represents that it is a commercial lender which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account or the account of its affiliates in the ordinary course of such business.

                  10.2 Participations in and Assignments of Loans and Notes.

                  (1) Each Lender shall have the right at any time to sell, assign, transfer or negotiate all or any portion of its Loans or Commitment in an aggregate amount of not less than $2,500,000 to any Eligible Assignee. In the case of any sale, transfer or negotiation of all or part of the Loans or any Commitment authorized under this Section 10.2(a), the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an assignment and assumption agreement; provided that (i) at such time Section 2.1(a) shall be deemed modified to reflect the Commitment of such new Lender and of the existing Lenders, (ii) upon surrender of the Notes, new Notes will be issued, at the Company's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1(d) (with appropriate modifications) to the extent needed to reflect the revised Commitment, and (iii) the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and provided, further, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 10.23. To the extent of any assignment pursuant to this Section 10.2(a), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Lender with respect to such Loans or Commitment, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of a Lender. At the time of each assignment pursuant to this Section 10.2(a) to an Eligible Assignee which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective Eligible Assignee shall provide to the Company and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 10.2(e)(ii) Certificate) described in Section 10.2(e).

                  (2) Each Lender may grant participations in all or any part of its Loans or its Commitment to any Person (a "participant"); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Agreement and such Lender shall retain the sole right to enforce the obligations of the Company relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of fees or principal of or interest on the Loans or termination of the Commitment). The Company agrees that each participant shall be entitled to the benefits of
Section 10.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2(a); provided, however, that a participant shall not be entitled to receive any greater payment under Section
10.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company's prior written consent. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender, provided such participant agrees to be subject to Section 10.18(b) as though it were a Lender.

                  (3) The Company shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loans as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 10.2.

                  (4) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loan and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

                  (5) Each Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.2(a) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer) and that is not a United States Person (as such term is defined in
Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Company and the Agent, on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 (or W-8ECI) or 1001 (or W-8BEN) (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 (or W-8BEN) or 4224 (or W-8ECI) pursuant to clause (i) above, two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Company and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 (or W-8ECI) or 1001 (or W-8BEN), or Form W-8, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall notify the Company and the Agent of its inability to deliver any such Form or Certificate.

                  (6) In order to facilitate the sale or syndication of the Loans, any of the Lenders may restructure the Loans made by such Lender into different tranches, with different interest rates, rights to warrants and other terms and conditions (which may include issuances of one or more tranches of Notes or preferred equity securities) so long as the overall interest cost and dilutive effect in respect of the Loans is not thereby increased.

                  10.3 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay (a) all the costs and expenses incurred by the Lenders in connection with the transactions contemplated by the Loan Documents, including, without limitation, the reasonable fees, expenses and disbursements of counsel to the Lenders (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and (b) after the occurrence of an Event of Default, all costs and expenses (including attorneys' fees and costs of settlement) incurred by the Lenders or the Agent in enforcing any Obligations of or in collecting any payments due from the Company or any Guarantor hereunder or under the Notes or any other Loan Document by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in connection with any insolvency or bankruptcy proceedings.

                  10.4 Indemnity. In addition to the payment of expenses pursuant to Section 10.3, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each of the Lenders, the Agent and any holder of any of the Notes, and each of their respective officers, directors, employees, agents, representatives and affiliates (collectively called the "Indemnitees"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disburse-ments of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), which may be suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement, the other Loan Documents, the Commitment Letter, the Lenders' agreements to make the Loans or the use or intended use of any of the proceeds of the Loans hereunder or the issuance of the Take-Out Securities (the "indemnified liabilities"); provided, however, that the Company shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities (a) to the extent such liabilities are finally and unappealably judicially determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of that Indemnitee or (b) in connection with the obligations of any Indemnitee under any Loan Document or for any transfer fees. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

                  10.5 Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Default or Event of Default, each Lender, the Agent and each subsequent holder of any Note and any Affiliate thereof is hereby authorized by the Company and the Guarantors at any time or from time to time, without notice to the Company or any Guarantor, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness or obligations at any time held or owing by the Agent, such Lender, such subsequent holder or such Affiliate to or for the credit or the account of the Company or such Guarantor against and on account of the obligations and liabilities of the Company or such Guarantor to the Lenders under this Agreement, the Notes and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Guarantees or the other Loan Documents, irrespective of whether or not (a) the Agent, such Lender, such subsequent holder or such Affiliate shall have made any demand hereunder or (b) the Agent, such Lender, such subsequent holder or such Affiliate shall have declared the principal of or the interest on its portion of the Loans and its Notes and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

                  10.6 Amendments and Waivers. No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes, any Guarantee or the Pledge Agreement or consent to any departure by the Company or any Guarantor therefrom, shall in any event be effective without the prior written concurrence of the Company or such Guarantor, as the case may be, and the Required Lenders, and, upon the request of any Lender, the receipt of a written opinion of counsel of the Company addressed to the Lenders to the effect that such amendment, modification, termination, waiver or consent does not violate or conflict with any of the terms and provisions of any Contractual Obligation of the Company; provided, however, that without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Notes, any Guarantee, the Pledge Agreement or consent to departure from a term or provision hereof or thereof may not: (a) reduce the principal amount of Notes whose holders must consent to any such amendment, modification, termination, waiver or consent; (b) reduce the rate of or extend the time for payment of principal or interest on any Note; (c) reduce the principal amount of any Note; (d) make any Note payable in money other than that stated in the Note; (e) make any change in the definition of Change of Control, in the last paragraph of Section 7 or in this Section 10.6; (f) reduce the rate or extend the time of payment of fees or other compensation payable to the Lenders hereunder (including the Prepayment Premium); (g) increase the amount of the Commitment; (h) release all or substantially all or a material portion of the collateral purported to be subject to the Liens of the Pledge Agreement (other than releases necessary to effectuate transactions otherwise permitted under this Agreement); or (i) change the definition of "Required Lenders"; and provided, further, that without the consent of the Agent, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of Section 8 as the same applies to the Agent or any other provision of this Agreement or any other Loan Document as it relates to the rights or obligations of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Lender, and, if signed by the Company or a Guarantor, on the Company and such Guarantor.

                  10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists. For the purpose of determining compliance with any covenant contained herein, if an item meets the criteria of more than one type of exception described in such covenants or the definitions used therein, the Company or the Subsidiary in question shall have the right to determine in its sole discretion the category to which such item applies and shall not be required to include the amount and type of such item in more than one of such categories and may elect to apportion such item between or among two or more of such categories otherwise applicable.

                  10.8 Entirety. The Loan Documents and the Fee Letter embody the entire agreement of the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

                  10.9 Notices. Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served or delivered, telecopied, or sent by mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy against receipt of answer back or four Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notices to the Agent and the Lenders shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be set forth under each party's name on the signature pages hereto.

                  10.10 Survival of Warranties and Certain Agreements.

                  (1) All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes and, notwithstanding the making of the Loans, the execution and delivery of the Notes or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

                  (2) Notwithstanding anything in this Agreement or implied by Law to the contrary, the agreements of the Company set forth in Sections 10.3, 10.4, 10.14, 10.15, 10.17 and 10.19 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

                  10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender or any holder of any
Note in the exercise of any power, right or privilege hereunder, under a Guarantee, under the

Pledge Agreement or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, under a Guarantee, the Pledge Agreement or the Notes are cumulative to and not exclusive of any rights or remedies otherwise available.

                  10.12 Severability. In case any provision in or obligation under this Agreement, under a Guarantee, the Pledge Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  10.13 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or given any substantive effect.

                  10.14 Applicable Law. THIS AGREEMENT, EACH GUARANTEE, THE PLEDGE AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

                  10.15 Successors and Assigns; Subsequent Holders of Notes. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the permitted successors and assigns of the Lenders. The terms and provisions of this Agreement, each Guarantee and the Pledge Agreement shall inure to the benefit of any assignee or transferee of the Loans pursuant to Section 10.2(a), and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. In determining whether the holders of a sufficient aggregate principal amount of the Loans shall have consented to any action under this Agreement, any amount of the Loans owned or held by the Company, any Guarantor or any of their respective Affiliates shall be disregarded. The Company's rights or any interest therein hereunder may not be assigned without the prior express written consent of each of the Lenders.

                  10.16 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counter-parts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to the Agent or, in the case of the Lenders, written facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery. The Agent will give the Company and each Lender prompt notice of the effectiveness of this Agreement.

                  10.17 Consent to Jurisdiction; Venue; Waiver of Jury Trial; Currency.

                  (1) Any legal action or proceeding with respect to this Agreement, any Note, any Guarantee or the Pledge Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its respective property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby further irrevocably waives any claim that any such courts lack jurisdiction over itself, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement, the Notes, the Guarantees or the Pledge Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties to this Agreement irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its respective address for notices pursuant to
Section 10.9 or to the Process Agent in accordance with Section 10.17(d), such service to become effective 30 days after such mailing. To the extent permitted by Law, each of the parties to this Agreement hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any Note, any Guarantee or the Pledge Agreement that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any party in any other jurisdiction.

                  (2) Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Notes, the Guarantees or the Pledge Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (3) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Notes, the Guarantees or the Pledge Agreement or the transactions contemplated hereby or thereby.

                  (4) Each of the Company and the Guarantors hereby agrees that service of all writs, process and summonses in any proceeding brought against it in the State of New York may be made upon CT Corporation System, presently located at 111 Eighth Avenue, New York, New York 10011 (the "Process Agent"), and each of the Company and the Guarantors hereby has irrevocably appointed the Process Agent as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Each of the Company and the Guarantors agrees to maintain at all times an agent with an office in New York to act as Process Agent as aforesaid. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process and summonses in any other manner permitted by applicable law.

                  (5) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Loan from one currency into another currency, the Company and each Lender agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the first currency with such other currency on the day two (2) Business Days preceding the day on which final judgment is given.

                  (6) To the extent permitted by applicable law, the obligations of the Company in respect of any sum payable by it to a Lender shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency, such Lender may, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency; if the amount of Dollars so purchased is less than the sum originally due to the Lender in Dollars (determined in the manner set forth in Section 10.17(e) above), the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to the Lender, such Lender agrees to remit to the Company such excess; provided that the Lender shall have no obligation to remit any such excess as long as the Company shall have failed to pay such Lender any obligations due and payable under this Agreement, the other Loan Documents or the Engagement Letter, in which case such excess may be applied to such obligations of the Company, in accordance with the terms of this Agreement, the other Loan Documents and the Engagement Letter.

                  10.18 Payments Pro Rata.

                  (1) The Agent agrees that promptly after its receipt of each payment of any interest or premium on or principal of the Loans from or on behalf of the Company or any Guarantor, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective pro rata shares, if any, of such payment.

                  (2) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  10.19 Taxes.

                  (1) Any and all payments by the Company hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any and all present or future Taxes, unless such deduction or withholding is required by Law or the administration thereof and excluding in the case of each Lender and the Agent, Taxes imposed on such Lender's or the Agent's net income and franchise taxes imposed on such Lender or the Agent by the jurisdiction under the Laws of which such Person is organized or any political subdivision thereof (all such nonexcluded Taxes hereinafter referred to as "Covered Taxes"). If the Company shall be required by Law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (1) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the Lender receives an amount equal to the sum it would have received if no such deduction or withholding had been made; (2) the Company shall make such deductions or withholdings; and (3) the Company forthwith shall pay the full amount deducted or withheld to the relevant authority in accordance with applicable Law.

                  (2) The Company agrees to pay forthwith any present or future stamp, duty or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies hereinafter referred to as "Other Taxes") imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Company hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

                  (3) The Company agrees to indemnify the Agent and each of the Lenders for the full amount of Covered Taxes or Other Taxes not deducted or withheld and paid by the Company in accordance with Section 10.19(a) and (b) to the relevant authority and any Taxes other than Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section
10.19 paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not any such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Agent or such Lender makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes and evidence of payment thereof submitted to the Company shall be prima facie evidence, absent manifest error, of the amount due from the Company to the Agent or such Lender.

                  (4) The Company shall promptly furnish to the Agent and each of the Lenders the original or a certified copy of a receipt evidencing any payment of Taxes or Other Taxes made by the Company.

                  (5) The provisions of this Section 10.19 shall survive the termination of the Agreement and repayment of all Obligations.

                  10.20 Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other Law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such Law had been enacted.

                  10.21 Requirements of Law. In the event that any change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such change in Law shall have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change in Law (taking into account such Lender's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such change in Law as provided in paragraph (b) of this Section 10.21, within fifteen (15) days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

                  10.22 Confidentiality. Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by the Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Company that (a) in any event a Lender may make disclosures reasonably required by any Eligible Assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that unless specifically prohibited by applicable Law or court order, each Lender shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (b) a Lender may share with any of its Affiliates, and such Affiliates may share with any Lender, any information related to the Company or the Company's or their respective Affiliates (including information relating to creditworthiness) and (c) a Lender may make disclosures in connection with the enforcement hereof or any litigation relating hereto or to any other Loan Document; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the Company or any of its Subsidiaries. Notwithstanding the foregoing, each of the Lenders and the Agent agree to keep all information relating to the WBD Line of Credit (including the whole or any part of the WBD Line of Credit facility agreement or any of the facility documents, whether in draft or final form) made available to it (either before or after the date of the WBD Line of Credit facility agreement or any of the facility documents) confidential and not to communicate or allow communications of that information to any third party or use it for any purpose except in connection with the transactions contemplated in the WBD Line of Credit facility documents without the prior written consent of Westdeutsche Landesbank (France) S.A., unless the exceptions and conditions outlined in clause 34.1 of the WBD Line of Credit facility agreement and clause 14.1 of the WBD Line of Credit security trust deed have been satisfied.

                  10.23 Register. The Company hereby designates the Agent to serve as the Company's agent, solely for purposes of this Section 10.23, to maintain a register (the "Register") on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Company's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the receipt by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to Section 10.2(a). Coincident with the delivery of such an assignment and assumption agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes of the same type and in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.

                  WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                        COMPANY:



                        FORMUS COMMUNICATIONS, INC.





                        By:_____________________________
                           Bernard G. Dvorak
                           Senior Vice President





                        By:_____________________________
                           John F. Knoeckel
                           Assistant Secretary





                        GUARANTORS:



                        FORMUS INTERNATIONAL, INC.





                        By:_____________________________
                           Bernard G. Dvorak
                           Senior Vice President




                        By:_____________________________
                           John F. Knoeckel
                           Secretary


                                                           Formus Loan Agreement

                                     FORMUS COMMUNICATIONS - LATIN AMERICA
                                       HOLDINGS, LLC



                                     By:    Formus International, Inc.
                                            Its Sole Manager





                                     By:_____________________________
                                        Bernard G. Dvorak
                                        Senior Vice President





                                     By:_____________________________
                                        John F. Knoeckel
                                        Secretary



                                     FORMUS INTERNATIONAL-POLAND, INC.




                                     By:_____________________________
                                       Bernard G. Dvorak
                                       Senior Vice President

                                     By:_____________________________
                                        John F. Knoeckel
                                        Secretary


                                                           Formus Loan Agreement

                                     FORMUS COMMUNICATIONS-CZECH REPUBLIC,
                                       LLC



                                     By:    Formus International, Inc.
                                            Its Sole Manager

                                            By:_____________________________
                                               Bernard G. Dvorak
                                               Senior Vice President





                                            By:_____________________________
                                               John F. Knoeckel
                                               Secretary





                                     FORMUS COMMUNICATIONS-ROMANIA, LLC



                                     By:    Formus International, Inc.
                                            Its Sole Manager





                                            By:_____________________________
                                               Bernard G. Dvorak
                                               Senior Vice President

                                            By:_____________________________
                                               John F. Knoeckel
                                               Secretary

                                                           Formus Loan Agreement

                        FORMUS COMMUNICATIONS-GERMANY, LLC



                        By:    Formus International, Inc.
                               Its Sole Manager

                              By:_____________________________
                                 Bernard G. Dvorak
                                 Senior Vice President





                              By:_____________________________
                                 John F. Knoeckel
                                 Secretary



                              Notice Address for the Company and each Guarantor:



                              720 South Colorado Boulevard, Suite 600 North Denver, Colorado 80246
                              Attn:   Chief Executive Officer
                              Telephone:    (303) 504-3200
                              Telecopy:     (303) 504-3201

                              with copies to:

                              720 South Colorado Boulevard, Suite 600 North Denver, Colorado 80246
                              Attn:   General Counsel
                              Telephone:    (303) 504-3200
                              Telecopy:     (303) 504-3201

                              and



                              Holme Roberts & Owen LLP
                              1700 Lincoln Street, Suite 4100
                              Denver, Colorado 80203
                              Attn:   W. Dean Salter
                              Telephone:    (303) 861-7000
                              Telecopy:     (303) 866-0200


                                                           Formus Loan Agreement

                              AGENT:



                              DLJ BRIDGE FINANCE, INC.,  as agent





                              By:_____________________________
                                 Name:
                                 Title:





                             Notice Address:



                             2121 Avenue of the Stars
                             Fox Plaza
                             Los Angeles, California 90067
                             Telephone:    (310) 282-6161
                             Telecopy:     (310) 282-6178
                             Attn:




                                                           Formus Loan Agreement

                                    LENDERS:



Commitment:  $27,000,000                    DLJ BRIDGE FINANCE, INC.





     By:_____________________________                Name:             Title:





                                 Notice Address:

                                 2121 Avenue of the Stars
                                 Fox Plaza
                                 Los Angeles, California 90067
                                 Telephone:        (310) 282-6161
                                 Telecopy:         (310) 282-6178
                                 Attn:




                                                           Formus Loan Agreement

Commitment:  $27,000,000                    SALOMON BROTHERS HOLDING
                                              COMPANY INC.

     By:_____________________________                Name:             Title:



                                            Notice Address:



                                            390 Greenwich Street, 1st Floor
                                            New York, New York 10013
                                            Telephone: (212) 723-6662
                                            Telecopy:  (212) 723-8547
                                            Attn:    James Garvin


                                                           Formus Loan Agreement

Commitment:  $21,000,000                    CREDIT SUISSE FIRST BOSTON




                                            By:_____________________________
                                               David L. Sawyer
                                               Vice President





                                            By:_____________________________
                                               Name:
                                               Title:





                                            Notice Address:
                                            Eleven Madison Avenue
                                            New York, New York 10010-3629
                                            Telephone:  (212) 325-3641
                                            Telecopy:   (212) 325-8314
                                            Attn:    David L. Sawyer


                                                           Formus Loan Agreement